     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON AUGUST 2, 2001


                                                      REGISTRATION NO. 333-54116
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                                 UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                                AMENDMENT NO. 8

                                  TO FORM SB-2
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------
                                 ACKEEOX CORP.
                 (Name of small business issuer in its charter)
                             ---------------------

          FLORIDA                         0100                  65-1047681
 (State or jurisdiction of    (Primary Standard Industrial   (I.R.S. Employer
      incorporation or        Classification Code Number)   Identification No.)
       organization)

                           2835 NORTH MILITARY TRAIL
                         WEST PALM BEACH, FLORIDA 33409
                                 (561) 616-0776
(Address and telephone number of principal executive offices and principal place of business)

                              JEROLD H. KRITCHMAN
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                 ACKEEOX CORP.
                           2835 NORTH MILITARY TRAIL
                         WEST PALM BEACH, FLORIDA 33409
                                 (561) 616-0776
           (Name, address and telephone number of agent for service)
                             ---------------------
                                   COPIES TO:

                              MARK H. MIRKIN, ESQ.
                              MIRKIN & WOOLF, P.A.
                      1700 PALM BEACH LAKES BOULEVARD #580
                         WEST PALM BEACH, FLORIDA 33401
                                 (561) 687-4460
                             ---------------------
   APPROXIMATE DATE OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this registration statement becomes effective.

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

   If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE


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--------------------------------------
--------------------------------------------------------------------------------
--------------------------------------
      TITLE OF EACH CLASS OF
         SECURITIES TO BE                AMOUNT TO       OFFERING PRICE PER
  AGGREGATE            AMOUNT OF
            REGISTERED                 BE REGISTERED          SECURITY
OFFERING PRICE      REGISTRATION FEE
--------------------------------------------------------------------------------
--------------------------------------
Units, consisting of one share of
  common stock and one warrant to
  purchase one share of common
  stock...........................       1,000,000              $5.10
 $5,100,000            $1,275.00
--------------------------------------------------------------------------------
--------------------------------------
Shares of common stock underlying
  the warrants included in the
  units...........................       1,000,000              $5.10
 $5,100,000            $1,275.00
--------------------------------------------------------------------------------
--------------------------------------
Total registration fee............
                       $2,550.00
--------------------------------------------------------------------------------
--------------------------------------
--------------------------------------------------------------------------------
--------------------------------------


                             ---------------------
   THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS

(ACKEEOX LOGO)

                                1,000,000 Units

                                 ACKEEOX CORP.


                                 $5.10 per Unit

        Each Unit Consisting of One Share of Common Stock and a Warrant
                     to Purchase One Share of Common Stock

                           -------------------------


     This is an initial public offering of units of Ackeeox Corp. We are offering a minimum of 200,000 and a maximum of 1,000,000 units, each unit consisting of one share of our common stock and a three-year warrant to purchase one share of our common stock at a price of $5.10 per share. If the minimum number of units is sold, the price to the public will be $1,020,000 in the aggregate; if the maximum number of units is sold, the price to the public will be $5,100,000 in the aggregate. There is currently no public market for the units, the common stock or the warrants. Each subscriber is required to purchase a minimum of 20 units. The units will trade as a whole until the common stock and the warrants included in the units become separately transferable on September 30, 2002.


     We anticipate that the units, common stock and warrants will be listed on the Over the Counter Electronic Bulletin Board under the symbols AKEEU, AKEE and AKEEW.

     INVESTING IN THE UNITS INVOLVES RISKS. SEE "RISK FACTORS" BEGINNING ON PAGE 3.

     These Securities have been registered with the State of Florida, Department of Banking and Finance, Division of Securities and Investor Protection, as having complied with Chapter 517, Florida Statutes. Such registration does not constitute a recommendation of the Securities for investment purposes.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the Prospectus. Any representation to the contrary is a criminal offense.

     We will not utilize an underwriter to offer or sell the units. Instead, our executive officers will offer and sell the units on our behalf on a "best efforts" basis. The officers will not receive any commissions or additional compensation for these efforts.


     The expiration date of the offering is December 31, 2001.



     We will deposit all amounts received from subscribers into an escrow account which we have established with Flagler Bank, as escrow agent. The escrow agent will promptly return all of the funds deposited in the escrow account to subscribers, without interest or deduction, in the event that we do not sell at least 200,000 units (i.e., raise at least $1,020,000) prior to the expiration date of the offering.


     The information in this Prospectus may be changed. This Prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any state where such offer or sale is not permitted.


                The date of this prospectus is August   , 2001.

                               TABLE OF CONTENTS

                                      PAGE
                                      ----
Prospectus Summary..................    1
Risk Factors........................    3
Use of Proceeds.....................   11
Determination of Offering Price.....   12
Dilution............................   12
Capitalization......................   14
Legal Proceedings...................   15
Dividend Policy.....................   15
Selected Financial Data.............   15
Management's Discussion and Analysis
  of Financial Condition or Plan of
  Operation.........................   16
Business............................   18
Management..........................   25
Securities Ownership of Certain
  Beneficial Owners and
  Management........................   27

                                      PAGE
                                      ----
Certain Transactions................   27
Description of Securities...........   28
Shares Eligible for Future Sale.....   32
Terms of Offering...................   32
Legal Matters.......................   34
Experts.............................   34
Disclosure of Commission Position on
  Indemnification for Securities Act
  Liabilities.......................   34
Organization within Last Five
  Years.............................   35
Description of Property.............   35
Additional Information..............   35
Index to Financial Statements.......  F-1
Exhibit A -- Subscription Agreement

                               PROSPECTUS SUMMARY

     This summary highlights information contained in other parts of this prospectus. Because it is a summary, it does not contain all of the information that you should consider before investing in our units. You should read the entire prospectus carefully.

                             OUR PLANNED BUSINESSES

     Ackeeox was formed in October 2000 to pursue two businesses: domestic cultivation and commercialization of akee, the national fruit of Jamaica, and development of specialty food stores based on the OXTAILS & MORE store in West Palm Beach, Florida pursuant to a license from Oxtails Corp. Oxtails Corp. is owned by Jerold H. Kritchman and his son, Jayme A. Kritchman, founders of Ackeeox.

                              OUR MANAGEMENT TEAM

     Jerold Kritchman and his son Jayme Kritchman are the founders, sole shareholders, officers and directors of Ackeeox. Jerold has spent over 25 years in the food industry. Jayme has spent over six years in the food industry.

                        OUR ADDRESS AND TELEPHONE NUMBER

     Our address is 2835 North Military Trail, West Palm Beach, Florida, 33409 and our telephone number is (561) 616-0776. We share offices with Oxtails Corp.

                                  THE OFFERING

SECURITIES OFFERED FOR SALE:     We are offering a minimum of 200,000 and a
                                 maximum of 1,000,000 units, each unit
                                 consisting of one share of our common stock and one warrant to purchase one share of our common stock.


PRICE TO PUBLIC:                 $5.10 per unit


SHARES TO BE OUTSTANDING AFTER
THE OFFERING:                    We will have a minimum of 3,200,000 and a
                                 maximum of 4,000,000 shares of common stock outstanding after the offering.

WARRANTS AND OPTIONS TO BE
OUTSTANDING AFTER THE
OFFERING:                        We will have a minimum of 370,711 and a maximum
                                 of 1,170,711 warrants and options to purchase common stock outstanding after the offering.


EXERCISE TERMS:                  The warrants are exercisable at any time after
                                 they become separately tradeable on September
                                 30, 2002, each to purchase one share of common stock at a price of $5.10.


EXPIRATION DATE:                 The warrants expire on September 30, 2003.

ESCROW ACCOUNT:

                                 We have established an escrow account at Flagler Bank. We will deposit all proceeds of the offering into the escrow account. The escrow agent will release these amounts to us if we sell 200,000 units by the expiration date of the offering, which will be December 31, 2001.


SECONDARY MARKET:                We shall apply to list our units, shares of
                                 common stock and warrants on the Over the Counter Electronic Bulletin Board.

USE OF PROCEEDS:                 We will utilize the proceeds of the offering to
                                 finance the launch of our two businesses.

RISK FACTORS:                    You should read the "Risk Factors" section
                                 below before deciding to invest in our units.

     This prospectus omits certain information concerning Ackeeox and its securities, and does not contain all the information submitted to the Florida Division of Securities and Investor Protection by way of exhibits and schedules relating thereto, which Ackeeox filed pursuant to Chapter 517, Florida Statutes, as amended, and to which reference is hereby made for further information.

                                  RISK FACTORS

     An investment in our units involves a high degree of risk. You should carefully read this prospectus in its entirety and consider the risks below and other information in this prospectus before deciding to invest in our units. An investment in our units should be made only by investors who can assume high risks and is suitable only for investors able to sustain the loss of their entire investment.

1. WE HAVE INCURRED A LOSS SINCE INCEPTION AND WE MAY CONTINUE TO INCUR LOSSES.

     We incorporated on October 12, 2000. From that date through March 31, 2001, we have incurred a loss of $22,342. This loss was primarily due to the costs of planning this offering. See "Management's Discussion and Analysis of Financial Condition or Plan of Operation."

     We expect to incur a loss in 2001 arising from the costs of establishing our businesses. A newly-formed agricultural business is ordinarily expected to incur operating losses in its early years because of an inability to generate sufficient revenues to cover operating expenses. Newly-planted akee seedlings will not produce fruit until 2004. Those operating losses can be significant and can occur for longer periods than planned depending on the business' ability to control operating expenses and generate revenues. We do not plan to open a new specialty food store before 2002 because of the long lead time necessary for site planning, site preparation, design, construction, stocking, etc.

     We do not expect to become profitable for several years. Our ability to become profitable by that time depends on our ability to establish our new businesses. There is a risk that we may never become profitable.

     If the proceeds of this offering are not sufficient to enable us to lease and purchase grove land, plant, cultivate and harvest akee trees, construct and operate a canning and packaging facility, market and sell canned product and develop specialty stores and our efforts to raise additional financing are unsuccessful, we may be required to cease operations, which would result in the loss of your entire investment.


2. THE ESCROW AGENT MAY HOLD YOUR FUNDS UNTIL DECEMBER 31, 2001 AND THEN RETURN THEM TO YOU, WITHOUT INTEREST.



     The escrow agent will hold the funds deposited in the escrow account until either the condition to release the funds is fulfilled or the expiration date of the offering. As a result, it is possible that the escrow agent could hold the funds in escrow until December 31, 2001. On that date, the escrow agent would be required to return the funds in the escrow account to you without interest or deduction if we have not sold 200,000 units. We will retain all interest earned on the escrow account, regardless of whether the offering is consummated or canceled.


3. WE ARE DEPENDENT UPON THE EFFORTS OF OUR KEY MANAGEMENT PERSONNEL.

     Our future success depends, in large part, upon the continuing efforts of Jerold and Jayme Kritchman, our key management personnel. The loss of services of one or both of these key employees could have a material adverse effect on our operations and financial condition. We may not be able to retain such key employees or attract or retain qualified personnel in the future. We do not maintain "key man" life insurance that would result in a payment to us in the event of the death of either of our executives. Furthermore, our executives also own and operate Oxtails Corp., to which they plan to devote about half of their time. As a result, certain conflicts of interest may exist between the Company and its executives.

4. WE MAY NOT BE ABLE TO HIRE ENOUGH ADDITIONAL MANAGEMENT AND OTHER PERSONNEL AS OUR BUSINESS GROWS.

     The success of our business depends upon our ability to attract and retain motivated, qualified management and other personnel. We face significant competition in the recruitment of qualified employees. If we are unable to recruit or retain a sufficient number of qualified employees, or if the costs of compensation, or of outsourcing these tasks to third-party providers, or of employee benefits were to increase substantially, our business would suffer. Our employees are not unionized. If they organize into labor unions, our labor costs should increase, perhaps significantly.

5. WE ARE INEXPERIENCED IN AGRIBUSINESS.

     Because we have no experience in agricultural business, we will be heavily reliant upon the advice of third party consultants, which may cause us to exhaust our financial resources prior to commencing business.

6. WE DO NOT EXPECT TO PAY DIVIDENDS ON OUR COMMON STOCK FOR THE FORESEEABLE FUTURE.

     All earnings of the Company will be retained for our use in the operation of our businesses. Accordingly, we do not anticipate that we will pay dividends on our common stock in the foreseeable future. See "Dividend Policy." Accordingly, investors do not stand to earn any income from their investment in units until they sell the units, which sale may be at a loss or unable to be effectuated. Established companies typically declare and pay annual dividends on their common stock; speculative risky investments such as the purchase of our units rarely yield dividends.

7. OUR MANAGEMENT ARBITRARILY DETERMINED THE OFFERING PRICE FOR THE UNITS BECAUSE THERE IS NO PUBLIC TRADING MARKET FOR OUR COMMON STOCK OR OUR WARRANTS; IF A TRADING MARKET DEVELOPS, PRICES FOR UNITS IN THE MARKET MAY BE BELOW OUR OFFERING PRICE.

     Prior to the offering, there has been no active trading market in our common stock or our warrants. Our Board of Directors arbitrarily determined the offering price without the assistance of underwriters or other valuation experts. The offering price bears no relationship to the value of our assets, book value, shareholders' equity or other typical criteria of value, and may exceed the price at which shares of common stock or warrants may be bought or sold after the offering. Consequently, you may lose a portion of your investment simply as a result of an inaccurately-determined offering price.

8. FUTURE SALES OF OUR COMMON STOCK COULD DEPRESS THE PRICE OF YOUR COMMON
   STOCK.

     After the offering, the market price of our common stock could be materially and adversely affected by the sale or the availability for sale of shares of common stock now held by our two current shareholders. After the offering, we will have a minimum of 3,200,000 and a maximum of 4,000,000 shares of common stock outstanding.

     Only the shares sold in the offering will be eligible for sale in the open market without restriction. Our two current shareholders hold an aggregate of 3,000,000 shares. We expect that they will not acquire shares in the offering. See "Shares Eligible For Future Sale."

9. SECONDARY MARKET ACTIVITY COULD RESULT IN TRADING PRICES BELOW THE OFFERING PRICE.

     Once shares of our common stock sold in this offering are eligible for resale in the open market, which could occur while we are still selling shares directly to investors in this offering, trading prices could fall below the offering price. In such event, we may be unable to sell shares to investors, which would negatively impact the offering. As a result, the planned operations of the Company would suffer from inadequate working capital.

10. YOU WILL EXPERIENCE IMMEDIATE AND SUBSTANTIAL DILUTION IN THE VALUE OF YOUR SHARES.


     Investors purchasing units in this offering will incur immediate and substantial dilution in the value of the shares of common stock they acquire. If we sell a minimum of 200,000 units in the offering, then the pro forma book value of one share of common stock as of December 31, 2000 would have been $0.31317, or $4.7868 less than the offering price of $5.10 per unit, assuming all of the $5.10 unit price is attributed to the shares. If we were to sell a maximum of 1,000,000 units in the offering, then the pro forma net tangible book value as of December 31, 2000 would have been $1.27054, or $3.82946 less than the offering price of $5.10 per unit, assuming all of the $5.10 unit price is attributed to the shares. See "Dilution."


11. WE MAY NEED TO RAISE ADDITIONAL CAPITAL WHICH COULD DILUTE YOUR OWNERSHIP.

     We may need to raise additional capital in the future to support our businesses and expand our operations. At the present time, we do not expect to sell additional shares of common stock or other equity securities before 2002. However, we believe that we will need to sell additional securities after that time in order to support the planned expansion of our businesses. If we do sell additional securities in the future to raise capital, the sale will dilute your ownership interest and such dilution could be substantial.

12. CERTAIN PROVISIONS OF FLORIDA LAW MAY DISCOURAGE OR PREVENT A TAKEOVER OF OUR COMPANY AND RESULT IN A LOWER MARKET PRICE FOR OUR COMMON STOCK.

     Florida law, as well as certain federal regulations, contain anti-takeover provisions that apply to us. While these provisions may provide us with flexibility in managing our Company, they could discourage potential buyers from seeking to acquire us, even though certain shareholders may wish to participate in a sale transaction. These provisions could also potentially adversely affect the market price of our common stock. See "Description of Securities -- Anti-Takeover Provisions."

13. WE DO NOT EXPECT AN ACTIVE PUBLIC TRADING MARKET FOR OUR SECURITIES TO DEVELOP AFTER THE OFFERING.

     There is currently no established public trading market for our securities and we do not expect an active public trading market to develop in the future. We do not currently have any brokers or other persons who make a market in our securities although we will encourage brokers to establish a market in the future. We intend to seek the listing of our securities on the Over the Counter Electronic Bulletin Board. The absence of an active public trading market for our securities will make it difficult for investors to resell their securities and is likely to depress the price at which the securities may be resold.

14. NO SEPARATE TRANSFER OF COMMON STOCK OR WARRANTS UNTIL SEPTEMBER 2002 MAY INHIBIT SECONDARY TRADING.

     The common stock and the warrants included in the units will not be separately transferable and thus may only be purchased together as units until September 30, 2002. It is anticipated that they will be quoted on the Over the Counter Electronic Bulletin Board. The liquidity and stock price of the Company's securities in the secondary market may be adversely affected because holders of the Company's securities may not be able to sell their securities readily.

15. BECAUSE OUR UNITS MAY BE DEEMED LOW-PRICED "PENNY" STOCKS, INVESTMENTS IN OUR UNITS SHOULD BE CONSIDERED HIGH RISK AND SUBJECT TO MARKETABILITY RESTRICTIONS.

     Our units may become subject to "penny stock" rules and if so our shareholders will in all likelihood find it difficult to sell their units.

     If the trading price of the units falls below $5.00 per share, trading in the common stock would become subject to certain rules promulgated under the Securities Exchange Act of 1934 which require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any equity security that has a market price of less than $5.00 per share). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the common stock, thereby severely limiting the market liquidity of the units and the ability of purchasers in this offering to sell units in the secondary market.

16. CURRENT PROSPECTUS AND STATE REGISTRATION REQUIRED TO EXERCISE WARRANTS.

     Investors may never realize the ability to exercise their warrants and thereby have additional shares of our common stock to sell in the secondary market because of regulatory burdens that the Company may not be able to afford or surmount.

     The Company will be able to issue shares of common stock upon exercise of the warrants only if there is a current prospectus relating to such common stock under an effective registration statement filed with the Securities and Exchange Commission and only if such shares of common stock are qualified for sale or exempt from qualification under applicable state securities laws of the jurisdictions in which the various warrantholders reside. The Company may not be able to do so. Although the warrants will not knowingly be sold to purchasers in jurisdictions in which the warrants are not registered or otherwise qualified for sale, purchasers may buy warrants in the aftermarket or may move to jurisdictions in which the common stock issuable upon exercise of the warrants is not so registered or qualified. In this event, the Company would be unable to issue shares of common stock to those warrantholders upon exercise of the warrants unless and until the common stock issuable upon exercise of the warrants is qualified for sale or exempt from qualification in jurisdictions in which such holders reside. Accordingly, the warrants may be deprived of any value if a then current prospectus covering the common stock issuable upon exercise of the warrants is not effective pursuant to an effective registration statement or if such common stock is not qualified or exempt from qualification in the jurisdictions in which the warrantholders reside. The Company may not be able to effect any required registration or qualification.

17. YOU WILL HAVE MINIMAL INFLUENCE ON SHAREHOLDER DECISIONS.


     Our two current shareholders beneficially own all 3,000,000 shares of common stock outstanding as of July 31, 2001. They are not expected to purchase units in the offering. Jerold H. Kritchman, our president and a director, and Jayme A. Kritchman, our executive vice president/secretary/treasurer and a director, each currently holds 50% of our shares of common stock. See "Securities Ownership of Certain Beneficial Owners and Management." If the minimum number of units is sold, they will own 93.75% of the outstanding shares. If the maximum number of units is sold, they will own 75% of the outstanding shares. In either case, our two directors/executive officers have and will continue to have the ability to control our management policies and decisions as well as issues that require a shareholder vote. If our directors/executive officers vote together, they can control the outcome of certain corporate actions requiring shareholder approval, including the election of directors and the approval or non-approval of significant corporate transactions, such as the merger or sale of all or substantially all of our assets. Their interests may differ from the interests of other shareholders with respect to management issues.


18. THE FRUIT CULTIVATION AND COMMERCIALIZATION BUSINESS IS COMPETITIVE.

     Food production in the U.S. is a competitive business in which sizable well-known companies compete. Although the canned akee market in the United States is largely undeveloped, according to the U.S. Food and Drug Administration four companies export canned akee to the United States for sale at specialty food stores and on the Internet via e-commerce retailers such as www.caribship.com. With the opening of the United States market in July 2000, growers in Caribbean nations, Mexico and Hawaii are reported to be investigating entry into the market. With the entry of new entities into the market and the ability to grow and sell akee in the United States, the supply of akee should increase, thereby decreasing prices and negatively impacting the likelihood that the Company will be profitable.

19. THE DEVELOPMENT AND OPERATION OF SPECIALTY FOOD STORES IS A COMPETITIVE BUSINESS.

     Specialty food store operation is a competitive business. We will be competing with chain supermarkets, independent grocery stores, convenience stores and online retailers. The chain supermarkets offer a vast array of products and compete on price as well as selection. Many such stores offer delivery services. Convenience stores are often conveniently located and offer consumers short wait times. Online retailers are an emerging presence in the food business. Warehouse-type stores, although not historically catering to our targeted demographic, may become competitive in the future. We may not be able to compete with such retailers with regard to selection, price, convenience of location or otherwise, which could cause our stores to fail.

20. AKEE CULTIVATION AND COMMERCIALIZATION ARE SUBJECT TO EXTENSIVE GOVERNMENT REGULATION, THE EXPENSES OF WHICH COULD BE TOO GREAT FOR US TO HANDLE.

     The Company's agribusiness operations and properties will be subject to regulation by various federal, state and local governmental agencies. As a producer of food products, the Company's operations will be subject to stringent production, packaging, quality, labeling and distribution standards, including the federal Food and Drug Act. The operations of the Company's production and distribution facilities will be subject to various federal, state and local environmental laws and workplace regulations. These laws and regulations include the Occupational Safety and Health Act, the Fair Labor Standards Act, the Clean Air Act, and the Clean Water Act, among others. The United States Department of Agriculture and the Florida Department of Agriculture have regulations to which the Company must adhere. Compliance with, or any violation of, current and future laws or regulations could require material expenditures by the Company or otherwise have a material adverse effect on the Company's business, financial condition and results of operations and thus could cause us to fail.

21. AGRIBUSINESS IS SUBJECT TO ENVIRONMENTAL CONTROLS, COMPLIANCE WITH WHICH COULD BE SO COSTLY AND DIFFICULT AS TO RENDER THE LIKELIHOOD OF FINANCIAL SUCCESS REMOTE.

     The business operations of the Company and the occupancy and operation of real property by the Company will be subject to extensive and changing federal, state and local environmental laws and regulations pertaining to storage, use and production of certain hazardous and other regulated materials, the release or discharge of contaminants into the environment, the operation of pollution control equipment and systems and the management and disposition of wastes (including solid and hazardous wastes) or otherwise relating to protection of the environment. Compliance with environmental regulations may prove to be so difficult and costly that the Company may not have the financial and operational means to run its business except at a loss.

22. AKEE FRUIT MAY BE POISONOUS.

     The U.S. Food and Drug Administration has determined that unripe green akee, overripe akee and akee seeds are not safe to consume. Natural toxins in the seeds, in the outer rind and in unripe or overripe akee can cause the fruit to be poisonous if not handled or served correctly. Resulting health hazards range from vomiting to coma to death. In the event that other persons or entities sell or the Company unintentionally sells poisonous fruit and such sales are publicized in the media, the Company's business would suffer as a result of such negative publicity.

23. THE FOOD INDUSTRY POSES GENERAL RISKS.

     The food processing industry is subject to a number of general risks, including: (i) potential adverse changes in general economic conditions; (ii) evolving consumer preferences; (iii) federal, state and local food processing controls; (iv) consumer product liability claims; (v) product tampering; and
(vi) the availability and cost of product liability insurance. The realization of any of these risks could have a material adverse effect on the Company's business, financial condition and results of operations.

24. THE COMPANY IS SUBJECT TO PRODUCT LIABILITY CLAIMS AND PRODUCT RECALLS.

     The Company may be liable if the consumption of any of its food products causes injury, illness or death. The Company also may be required to recall food products that become contaminated or are damaged or mislabeled. A product liability judgment against the Company or a product recall could have a material adverse effect on the Company's business, financial condition and results of operations. Product liability insurance may not be obtainable at an affordable cost or the deductible thereunder may be so large that its payment by the Company could have an adverse effect on the Company.

25. SEVERE WEATHER CONDITIONS AND NATURAL DISASTERS COULD HARM THE GROVES.

     Severe weather conditions and natural disasters, such as freezes, frosts, floods, hurricanes, tornados, droughts, fires or earthquake, may affect the Company's groves and its facilities. If such adverse weather conditions persist, akee cultivation may be affected with consequent adverse effects on the Company's earnings potential.

26. THE COMPANY WILL BE DEPENDENT ON ONE CANNING AND PACKAGING FACILITY.

     A disruption in regularly conducted business at the Company's planned manufacturing operations in Palm Beach County, Florida caused by catastrophic events would have a material adverse effect on the Company's operations. Severe weather such as hurricanes and flooding, disruption of utility services, mechanical failures of processing equipment, labor strikes, contagious diseases and worker illnesses, the failure of vendors to supply needed materials for processing operations, water shortages and other foreseeable and unforeseeable events could all disrupt the Company's manufacturing capability, thereby harming its business.

27. THE FOOD INDUSTRY IN GENERAL IS AFFECTED BY LITIGATION AND PUBLICITY CONCERNING FOOD QUALITY, HEALTH AND OTHER ISSUES, WHICH COULD CAUSE CUSTOMERS TO AVOID OUR PRODUCTS AND SUBJECT US TO LIABILITIES.

     Food businesses can be adversely affected by litigation and complaints from customers or government authorities resulting from food quality, illness, injury or other health concerns or operating issues stemming from one store or a limited number of stores. Adverse publicity about any allegations against our products may negatively affect us and our business, regardless of whether the allegations are true, by discouraging customers from buying our products. A lawsuit or claim could result in a decision against us that could materially adversely affect our business and results of operations. Also, we could incur substantial litigation costs, regardless of the result of the litigation.

28. DEFECTIVE SEEDS COULD RESULT IN UNUSABLE TREES.

     Seedlings may contain adverse characteristics that are difficult to detect prior to cultivation. Contaminated seedlings could result in lost crops. Crop failures could result in negative publicity, which could have a material adverse effect on our business, results of operations or financial condition.

29. UNAVAILABILITY OF GROVE LAND.

     Palm Beach County is acquiring land from private parties to become an Agricultural Reserve to promote farming through below-market rate leasing and through land use and zoning regulations. We intend to participate in this program to the extent possible to lease grove land, although we may not be able to lease such land. In the event we are unable to lease Agricultural Reserve land from the county, we may purchase land from private parties at market prices. Two tracts, each more than 30 acres, are anticipated to be advertised for lease in the near future via a competitive process overseen by the Board of County Commissioners. Preference will be given to those who have farmed in the area in the past or who currently do so. Land may not be available for leasing by us. Although we plan to purchase grove land with a portion of the proceeds of this offering, suitable land may not be available for purchase in Palm Beach County or at a price attractive to us.

30. THE LOSS OF THE OXTAILS LICENSE COULD HARM OUR BUSINESS.

     Although Jerold and Jayme Kritchman control both Oxtails Corp., our licensor of the right to open Oxtails & More specialty food stores, and Ackeeox, such ownership could change. In the event we do not perform satisfactorily with respect to the licensed rights granted to us, the license could be revoked, leaving us solely in the akee cultivation business.

31. WE MAY FAIL TO OPEN NEW SPECIALTY STORES.

     We may not be able to open new specialty stores as currently planned or otherwise. Our ability to do so will depend upon a number of factors, many of which are beyond our control, including our ability to:

          - select and secure suitable sites;

          - negotiate acceptable lease terms for new sites;

          - secure required governmental permits and approvals;

          - coordinate and manage operations in multiple and perhaps geographically distant and diverse locations; and

          - generate funds from operations or obtain adequate financing from third parties on favorable terms or at all.

     Our failure to open additional stores as planned will significantly and negatively impact our retail expansion plans.

32. NEW SPECIALTY STORES MAY NOT SUCCEED.

     We currently plan to open one or two specialty food stores during calendar 2002 and one or two specialty stores in succeeding years. Our proposed expansion will require the implementation of enhanced operational and financial systems as well as additional management, operational and financial resources. Failure to implement these systems or to have these resources would likely restrict us from opening new stores as planned. In addition, if new stores are opened, our failure to achieve positive results at these stores would hurt our business.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS.

     We have made forward-looking statements in this prospectus that are subject to risks and uncertainties. These forward-looking statements include information about possible or assumed future results of our operations or performance after the offering. When we use any of the words "believes," "expects," "anticipates," "intends," or "may" or similar expressions, we are making forward-looking statements. Many possible events or factors could affect our future financial results and could cause those results or performances to differ materially from those expressed in our forward-looking statements. These possible events or factors include the following:

     - legal and regulatory risks and uncertainties;

     - economic, political and competitive forces affecting our businesses, markets or securities; and

     - the risk that our analyses of these risks and forces could be incorrect, or that the strategies we have developed to deal with them may not succeed.

     All forward-looking statements are necessarily speculative and speak only as of the date made, and we advise potential investors that various risks and uncertainties, such as those described above, could cause actual results for future periods to differ materially. Although we believe that the expectations reflected in such forward-looking statements are reasonable, we can give no assurance that any expectations will prove to be correct.

                                USE OF PROCEEDS


     We will receive a minimum of $1,020,000 and a maximum of $5,100,000 in gross proceeds from the offering. We will deposit the gross proceeds into an escrow account until $1,020,000 shall have been raised.


     We will pay the estimated offering expenses of $100,000 from the proceeds of the offering, less pre-paid amounts. The balance of the proceeds will be used to fund the purchasing and/or leasing of the grove land, planting and cultivation, construction of a canning facility and related administrative expenses and the site preparation, design, construction, stocking, etc. of a specialty food store at the groves in the following order of priority:

     Construction of a canning facility will be undertaken with bank or other third-party financing, secured by a real estate mortgage or leasehold mortgage, not with the proceeds of this offering, and only in the event the offering is fully subscribed. Unless the offering is fully subscribed, funding for land for a canning plant may not be available. We have not yet commenced discussions with any lenders about providing such financing.


     Our first priority will be to construct and stock two specialty food stores, utilizing approximately $800,000 of proceeds. The balance from a minimal raise of $1,020,000 would be used to pay offering expenses and provide working capital for operating the two stores. Additional proceeds would be used to construct and stock a third store ($400,000) and acquire grove land ($600,000). Approximately $200,000 would then be earmarked for four years of agricultural labor expenses, $90,000 for land preparation and irrigation system installation and operation, $40,000 for leasing an additional 20 acres for four years, $20,000 to construct a greenhouse and $60,000 to plant akee seedlings. The chart below depicts uses of proceeds based on $1,000,000, $2,500,000 and $5,000,000 being raised:



                                            $1,020,000    $2,500,000
$5,100,000
                                            ----------    ----------
----------
Stores @ $400,000 each....................  $  800,000(8) $1,200,000(9)
$2,000,000(1)(10)
Land for agriculture......................          --    $  600,000
$1,500,000(2)
Land for canning & store..................          --            --    $
100,000(3)
Construct canning plant...................          --            --
--(4)
Agricultural labor 4 years................          --    $  200,000    $
500,000
Land prep and irrigation..................          --    $   60,000    $
150,000(5)
Lease 20 acres 4 years....................          --    $   40,000    $
40,000(6)
Greenhouse for ripening...................          --    $   20,000    $
20,000
Planting, seeds, labor, etc...............          --    $   60,000    $
150,000(7)
Offering expenses.........................  $  100,000    $  100,000    $
100,000
Working capital...........................  $  120,000    $  220,000    $
540,000
                                            ----------    ----------
----------
                                            $1,020,000    $2,500,000
$5,100,000
                                            ==========    ==========
==========


-------------------------

 (1) The fifth store will be built on the land used for canning.

 (2) Land sells for approximately $15,000 per acre. If the leases are available, less land will be purchased.

 (3) Land shared for canning and for a store.

 (4) The construction of a canning plant will be financed (estimated at $700,000) with a real estate mortgage or a leasehold mortgage, which has not been initiated.

 (5) $1,500 per acre.

 (6) Agricultural investments will be made from the stores' revenues, cash flow and working capital if only $1,020,000 is raised.


 (7) $1,000 per acre.

 (8) Two stores.

 (9) Three stores.

(10) Five stores.

     We plan to construct a canning facility on three acres of grove land leased or purchased from the proceeds.

     Although our Credit Agreement with Oxtails Corp. prohibits us from making capital expenditures in excess of $100,000 in any year, Oxtails Corp., through its principal, Jerold Kritchman, has waived that negative covenant in connection with the use of proceeds from this offering.

                        DETERMINATION OF OFFERING PRICE

     We have arbitrarily set the offering price of the units and the exercise price of the warrants. They do not bear any relationship to our assets, income or net worth and should not be considered an indication of the actual value of such securities. Accordingly, no assurance is given that such securities can be resold at the offering price, or at any price, in the future. And no assurance can be given that the price per share of our common stock will ever exceed or equal the exercise price of the warrants.

                                    DILUTION

     The difference between the initial public offering price and the net tangible book value per share of common stock after this offering constitutes the dilution to investors in the offering. Net tangible book value per share is determined by dividing total tangible assets less total liabilities by the number of outstanding shares of common stock.


     As of March 31, 2001, our net tangible book value, on a pro forma basis as adjusted for the sale of a minimum of 200,000 and a maximum of 1,000,000 units offered in the offering, would have been approximately $0.30959 per share of common stock in the case of a minimum offering and $1.26767 per share of common stock in the case of a maximum offering, assuming all of the $5.10 unit price is attributed to the shares. The following table illustrates this per share dilution:



                                                              MINIMUM
MAXIMUM
                                                              OFFERING
OFFERING
                                                              --------
---------
Offering price per share....................................  $5.10      $5.10
Net book value per share as of March 31, 2001...............   (.00916)
(.007328)
Increase per share attributable to new investors............    .31936
1.27744
Pro forma net book value per share after the offering.......    .30959
1.26767
Pro forma dilution per share to new investors...............   4.7904     3.8323



     As of December 31, 2000, our net tangible book value, on a pro forma basis as adjusted for the sale of a minimum of 200,000 and a maximum of 1,000,000 units offered in the offering, would have been approximately $0.31317 per share of common stock in the case of a minimum offering and

$1.27054 per share of common stock in the case of a maximum offering, assuming all of the $5.10 unit price is attributed to the shares. The following table illustrates this per share dilution:



                                                              MINIMUM    MAXIMUM
                                                              OFFERING
OFFERING
                                                              --------
--------
Offering price per share....................................  $5.10      $5.10
Net book value per share as of December 31, 2000............   (.00557)
(.00446)
Increase per share attributable to new investors............   0.31912
1.27649
Pro forma net book value per share after the offering.......    .31317
1.27054
Pro forma dilution per share to new investors...............   4.7868
3.82946


     The following tables summarize on a pro forma basis as of December 31, 2000 the differences between the total consideration paid and the price per share paid by the existing shareholders prior to the offering and by new investors in the offering.

                                MINIMUM OFFERING
                                (200,000 UNITS)


                                                     UNITS PURCHASED      TOTAL
CONSIDERATION
                                                   -------------------
--------------------
                                                    NUMBER     PERCENT
AMOUNT     PERCENT
                                                   ---------   -------
----------   -------
Existing shareholders............................  3,000,000    93.75%    $
30,000     2.86%
Investors in the offering........................    200,000     6.25
1,020,000    97.14
                                                   ---------   ------
----------   ------
  Total..........................................  3,200,000   100.00%
$1,050,000   100.00%
                                                   =========   ======
==========   ======


                                MAXIMUM OFFERING
                               (1,000,000 UNITS)


                                                     UNITS PURCHASED      TOTAL
CONSIDERATION
                                                   -------------------
--------------------
                                                    NUMBER     PERCENT
AMOUNT     PERCENT
                                                   ---------   -------
----------   -------
Existing shareholders............................  3,000,000    75.00%    $
30,000     0.58%
Investors in the offering........................  1,000,000    25.00
5,100,000    99.42
                                                   ---------   ------
----------   ------
  Total..........................................  4,000,000   100.00%
$5,130,000   100.00%
                                                   =========   ======
==========   ======

                                 CAPITALIZATION

     The following table sets forth our actual capitalization as of December 31, 2000, on an audited basis and for the three months ended March 31, 2001 on an unaudited basis, on an as-adjusted basis to give effect to the sale of a minimum of 200,000 units in the offering and the application of the net proceeds from such units and on an as-adjusted basis to give effect to the sale of a maximum of 1,000,000 units in the offering and the application of the net proceeds from such units. This table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition or Plan of Operation" and the Financial Statements included in this prospectus.

FROM OCTOBER 12, 2000 (INCEPTION) THROUGH DECEMBER 31, 2000 (AUDITED):


                                                                  AS ADJUSTED
   AS ADJUSTED
                                                                 TO GIVE EFFECT
 TO GIVE EFFECT
                                                                 TO THE SALE OF
 TO THE SALE OF
                                                       ACTUAL    200,000 UNITS
 1,000,000 UNITS
                                                       -------   --------------
 ---------------
Shareholders' equity:
  Common stock, $0.01 par value; 50,000,000 shares
     authorized, 3,000,000 shares issued and
     outstanding (actual), 3,200,000 issued and
     outstanding (as adjusted for sale of 200,000
     units); 4,000,000 shares issued and outstanding
     (as adjusted for sale of 1,000,000 units).......   30,000        32,000
       40,000
Additional paid-in capital...........................              1,018,000
    5,090,000
Accumulated deficit..................................  (17,687)      (17,687)
      (17,687)
Total shareholders' equity...........................   12,313     1,032,313
    5,112,313
Total capitalization.................................   12,313     1,032,313
    5,112,313


-------------------------

(1) Does not include 170,711 shares of our common stock issuable upon the exercise of outstanding stock options and warrants.

THREE MONTHS ENDING MARCH 31, 2001 (UNAUDITED):


                                                                  AS ADJUSTED
   AS ADJUSTED
                                                                 TO GIVE EFFECT
 TO GIVE EFFECT
                                                                 TO THE SALE OF
 TO THE SALE OF
                                                       ACTUAL    200,000 UNITS
 1,000,000 UNITS
                                                       -------   --------------
 ---------------
Shareholders' equity:
  Common stock, $0.01 par value; 50,000,000 shares
     authorized, 3,000,000 shares issued and
     outstanding (actual), 3,200,000 issued and
     outstanding (as adjusted for sale of 200,000
     units); 4,000,000 shares issued and outstanding
     (as adjusted for sale of 1,000,000 units).......   30,000        32,000
       40,000
Additional paid-in capital...........................              1,018,000
    5,090,000
Accumulated deficit..................................  (22,342)      (22,342)
      (22,342)
Total shareholders' equity...........................    7,658     1,027,658
    5,107,658
Total capitalization.................................    7,658     1,027,658
    5,107,658


-------------------------

(1) Does not include 170,711 shares of our common stock issuable upon the exercise of outstanding stock options and warrants.

                               LEGAL PROCEEDINGS

     We are not a party to any legal proceeding and are not aware of any pending or threatened legal action against us.

                                DIVIDEND POLICY

     We have never declared or paid any dividends on our common stock. Following the offering, we do not intend to pay dividends in the foreseeable future. We currently intend to retain all earnings for use in connection with the launch and operation of our businesses. Our board of directors will have sole discretion in determining whether to declare and pay dividends in the future. The declaration of dividends will depend on our profitability, financial condition, cash requirements, future prospects and other factors deemed relevant by our board of directors.

                            SELECTED FINANCIAL DATA

     The following table sets forth selected financial data for the period from inception through December 31, 2000. The selected financial data has been derived from our financial statements, which have been audited by Francine H. Alperstein, C.P.A., P.A., independent certified public accountants. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition or Plan of Operation" and our Financial Statements and Notes thereto included in this prospectus.

                                                                 YEAR ENDED
                                                              DECEMBER 31, 2000
                                                              -----------------
FINANCIAL CONDITION DATA:
Total Amount of:
  Assets....................................................          33,662.00
  Shareholders' Equity......................................          12,313.00
OPERATING DATA:
Legal, Consulting, Accounting...............................           9,845.00
Compensation................................................              --
Other expenses..............................................           8,031.00
Net loss....................................................         (17,687.00)
Loss per share..............................................
(.005895)
Total shares outstanding at end of period...................       3,000,000.00
Book value per share........................................
(0.00594)

     The following table sets forth selected financial data for the three month period ended March 31, 2001. The selected financial data has been derived from our unaudited financial statements. The selected financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition or Plan of Operation" and our Financial Statements and Notes thereto included in this prospectus.

                                                              THREE MONTHS ENDED
                                                                MARCH 31, 2001
                                                              ------------------
FINANCIAL CONDITION DATA:
Total Amount of:
  Assets....................................................           37,658.00
  Shareholders' Equity......................................            7,658.00
OPERATING DATA:
Legal, Consulting, Accounting...............................            4,500.00
Compensation................................................               --
Other expenses..............................................              198.00
Net loss....................................................
(4,655.00)
Loss per share..............................................
(.001552)
Total shares outstanding at end of period...................        3,000,000.00
Book value per share........................................
(0.00977)

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                    FINANCIAL CONDITION OR PLAN OF OPERATION

     The following financial review and analysis is intended to assist prospective investors in understanding and evaluating the financial condition and results of operations of Ackeeox for the period from inception (October 12, 2000) through December 31, 2000 and for the three-month period ended March 31, 2001. This information should be read in conjunction with our financial statements and the accompanying notes thereto, "Selected Financial Data" and other detailed information regarding the Company set forth in this prospectus.

FOR THE THREE MONTHS ENDED MARCH 31, 2001:

RESULTS OF OPERATIONS

     LIMITED OPERATIONS. Ackeeox has had only limited operations and has had no revenues since its inception. During the three month period ended March 31, 2001 we incurred $4,500 of accounting fees for the audit of our financial statements, $48 in bank charges and $150 for corporate fees.

     CAPITAL AND LIQUIDITY. Liquidity is a measure of an entity's ability to meet potential cash requirements, including ongoing operations and for general purposes. Cash for operations will be obtained through anticipated cash flow derived from this offering and operations. During the three month period ended March 31, 2001 cash inflows came from financing: credit provided by Oxtails Corp. in the amount of $10,000.

     Ackeeox has significant ongoing liquidity needs to support its businesses through their initial growth, including but not limited to: hiring consultants (subject to land acquisition, estimated at $10,000 for three consultants), acquiring land and facilities for akee cultivation and commercialization and the development of specialty food stores (see "Use of Proceeds"). These needs are anticipated to be provided through financing. It will be the responsibility of our management to manage and review on an ongoing basis our financial status, including liquidity, to ensure the maintenance of adequate funding for requirements.

FOR THE PERIOD FROM INCEPTION (OCTOBER 21, 2000) THROUGH DECEMBER 31, 2000:

     We plan to satisfy our cash requirements for the next 12 months through financing proceeds generated in this offering. We plan to open two specialty food stores which shall each require the employment of an 18 person staff plus two managers each. We have no plan to raise additional funds, believing that this financing will cover requirements. We will only acquire property, plant or equipment if adequate cash is available for the purchases. Our officers shall not be compensated during the next 12 months, to conserve cash.

RESULTS OF OPERATIONS

     LIMITED OPERATIONS. Ackeeox has had only limited operations and has had no revenues since its inception. From inception on October 12, 2000 through December 31, 2000 we incurred $9,845 in legal fees paid to our lawyers to incorporate the Company, prepare standard incorporation documentation (by-laws, founders' subscription agreements, stock certificates, organizational consent of initial directors, employment agreements), prepare a written consent of directors and shareholders, prepare the Credit Agreement, prepare the 2000 Stock Option Plan and advise us on matters of corporate, securities and tax law, including with respect to the offering. We also incurred $5,761 in advertising expenses (to run a pre-filing tombstone ad in a local newspaper), $1,278 in printing and stationery expenses and $822 in travel expenses incurred by Jayme Kritchman who traveled to Jamaica to investigate akee production and related matters. In the future we anticipate revenues from akee cultivation and commercialization and specialty food store development.

     CAPITAL AND LIQUIDITY. Liquidity is a measure of an entity's ability to meet potential cash requirements, including ongoing operations and for general purposes. Cash for operations will be obtained through anticipated cash flow derived from this offering. Since inception, cash inflow came from financing: the sale and issuance of common stock to the founders and credit provided by Oxtails Corp. Proceeds from such financing totaled $50,000.

     Ackeeox has significant ongoing liquidity needs to support its businesses through their initial growth, including but not limited to hiring consultants (subject to land acquisition, estimated at $10,000 for three consultants), acquiring land and facilities for akee cultivation and commercialization and the development of specialty food stores (see "Use of Proceeds"). These needs are anticipated to be provided through financing. It will be the responsibility of our management to manage and review on an ongoing basis our financial status, including liquidity, to ensure the maintenance of adequate funding for requirements.

     We anticipate that cash generated from operations will be insufficient to cover capital requirements for at least the next 12 months. If the maximum number of units offered is sold, the proceeds will provide sufficient capital to cover requirements for the next 12 months. Furthermore, the Company expects to generate additional operating cash inflow in the form of interest income by placing unused capital (cash) in federally insured interest bearing savings accounts. We also plan to minimize cash outflow requirements by not paying management salaries during the next 12 months. If fewer than the maximum number of units offered is sold, then the cash inflow will not be sufficient to cover capital requirements. We may then need to seek additional equity financing in 2002 through a secondary securities offering.

     We expect that the minimum number of units offered hereby will be sold by the September 30, 2001 expiration date and that we will obtain access to the sale proceeds once that minimum threshold is attained. If the minimum threshold is not attained by September 30, 2001, we have the right to extend the offering through December 31, 2001. If after such extension, we have not met the minimum threshold, all proceeds collected from investors shall be promptly returned.

     During the subject period there was no cash flow from operating activities. Unless the minimum threshold is attained, there is a high probability that we will not commence operations and therefore never generate cash flow.

RECENT ACCOUNTING PRONOUNCEMENTS

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") No. 133, Accounting for Derivative Instruments and Hedging Activities, which establishes accounting and reporting standards for derivative instruments and hedging activities. SFAS No. 133 requires recognition of all derivative instruments in the statement of financial position as either assets or liabilities and the measurement of derivative instruments at fair value. SFAS No. 133 is effective for fiscal years beginning after June 15, 1999. The adoption of SFAS No. 133 is not expected to affect our financial statement.

MARKET SUMMARY

     Our focus and purpose is to cultivate and can akee and then market and sell it at a profit. Additionally, we aim to develop retail food specialty stores patterned upon Oxtails & More and operate them at a profit.

                                    BUSINESS


     Ackeeox was formed in October 2000 to pursue two businesses: domestic cultivation and commercialization of akee, the national fruit of Jamaica, and the development of specialty food stores based on the Oxtails & More store in West Palm Beach, Florida pursuant to a license from Oxtails Corp. Oxtails Corp. is owned by Jerold H. Kritchman and his son, Jayme A. Kritchman, the founders of Ackeeox. Our first priority will be to construct and stock two specialty food stores in 2002, utilizing approximately $800,000 of proceeds. The balance from a minimal raise of $1,020,000 would be used to pay offering expenses and provide working capital for operating the two stores. Additional proceeds up to $2,500,000 would be used to construct and stock a third store in 2003 ($400,000) and acquire grove land ($600,000). Approximately $200,000 would then be earmarked for four years of agricultural labor expenses, $90,000 for land preparation and irrigation system installation and operation, $40,000 for leasing an additional 20 acres for four years, $20,000 to construct a greenhouse and $60,000 to plant akee seedlings. (See "Use of Proceeds".)


DOMESTIC CULTIVATION AND COMMERCIALIZATION OF AKEE:  INTRODUCTION

     Akee is the national fruit of Jamaica. It grows in clusters on evergreen akee trees throughout Jamaica, with the main producing areas in Clarendon and St. Elizabeth and is more widely known for its poisonous properties than as an edible fruit. The U.S. Food and Drug Administration has determined that unripe green akee, overripe akee and akee seeds are not safe to consume. The FDA has instituted an approval process for foreign canners desiring to export canned akee into the U.S. After studying the compliance measures enacted by Ashman Food Products Ltd., a Jamaican akee canner that has been FDA-approved, and intensive consultations with that company's principals, we have adopted plans to institute identical safety measures. See "Government Regulation" below.

     The akee tree, reaching 33 to 40 feet, usually has a short trunk up to six feet in circumference, and a dense crown of spreading branches. Its bark is gray and nearly smooth. The evergreen (rarely deciduous) leaves are compound with three to five pairs of oblong, or elliptic leaflets, six to 12 inches long, rounded at the base, short-pointed at the apex; bright-green and glossy on the upper surface, dull and paler and finely hairy on the veins on the under side. Flowers are long, fragrant, five petalled, white and hairy. The fruit is a leathery, pear shaped, three-lobed capsule three to four inches (7-10 cm) long; basically yellow, more or less flushed with bright-scarlet. Akee fruit turns red on reaching maturity and splits open (or "yawns") with continued sun exposure. When it is fully mature, it splits open revealing three cream-colored, fleshy, glossy arils, crisp, nutty-flavored, attached to the large, black, nearly round, smooth, hard, shining seeds. Upon splitting, the akee is harvested and the arilli removed and cleaned in preparation for cooking. Once akee has "yawned", the seeds are discarded and the fresh firm arils are parboiled in salt water or milk and then lightly fried in butter.

     The akee tree is tropical to subtropical and flourishes from sea-level to an elevation of 3000 feet in Jamaica. It fruits heavily in southern Florida where young trees have been killed by winter cold but mature trees have escaped serious injury during brief periods of 26 degrees F. The tree does very well on oolitic limestone and on sand in southern Florida, though it grows faster in more fertile soils. Akee trees are grown from seeds or by shield-budding, and show very little variation. In warm climates, the tree grows fast and requires little cultural attention. In Florida, flowers appear in spring and the fruits in mid summer and there may be a light blooming period in the fall.

     In Jamaica, akee is often cooked with codfish, onions and tomatoes. After parboiling, it is added to a stew of beef, salted pork, scallions, thyme and other seasonings. Sometimes it is curried and eaten with rice. Jamaica is virtually the only country where akee is widely eaten. In other parts of the world, akee has other uses.

     Natural toxins in the seeds, in the outer rind and in unripe and or overripe akee, can cause the fruit to be poisonous if not handled or served correctly. Resulting health hazards range from vomiting to coma and death. As a result, the FDA prohibited importation of akee beginning in 1973. In July 2000, it revised its regulations to permit importation of akee from those foreign facilities meeting FDA standards and which have received FDA approval.

PLANTING SEEDLINGS

     We plan to purchase seedlings from Florida growers. We have identified two such growers and have had discussions with both of them about supplying seedlings to us.

CULTIVATION OF AKEE

     We plan to lease up to 100 acres of land through the Palm Beach County (Florida) Agricultural Reserve Leasing Program (described below) or, alternatively, to purchase such land from private parties to develop akee groves. Acquired seedlings will be planted on our land in the Agricultural Reserve. Six inch diameter pots of seedlings will be planted in the center of 10 foot diameter burms, fertilized, watered and left to grow. The seedlings will be planted in rows to produce akee hedges, the way Florida orange groves are developed. About eight months after planting, the trees should reach six feet in height. Each tree should bloom in three years and produce fruit in four to five years. The fruit will be picked when it is open or close to opening. If picked prior to opening, the akee will be placed on wire racks to ripen. Approximately one acre of land will be used for this purpose.

     Rain is known to damage ripe akee, so the ripening area will be covered with a plastic roof material with the sides open allowing in sunshine. With the side areas open, heat will be able to pass through and moisture maintained while still sheltering the fruit from the rain. Freezing temperatures could also harm young plants. Accordingly, we will not plant the seedlings in the winter months and will be prepared with spray irrigation to wet down the seedlings with warm water in case of a late autumn or early spring freeze. Cold air typically passes over the Agricultural Reserve because of its location; swamp land to the west and gulf stream waters to the east have a warming effect on this land. Bugs have not been known to eat akee and insecticides have not been known to harm it.

     The Agricultural Reserve program was established as part of the Palm Beach County 1989 Land Use Plan, revised in 1999, in accordance with Florida Statutes
Section 163.3177. The Agricultural Reserve area is a portion of Palm Beach County that is made up of unique farmland and wetlands. It also encompasses areas that may become urbanized, however it is designated to be preserved primarily for agricultural use if possible, and if not, to be developed only at low residential density.

     The Agricultural Reserve program is designed to provide ways for new farmers to engage in farming and for specialty crop development. The Agricultural Reserve infrastructure is in place to support our plans. There are 11 packing houses, scores of fertilizer and pesticides sellers, tractor dealers, parts suppliers and related agribusiness entities. Over the last five decades, Agricultural Reserve farms have cultivated over 80 varieties of vegetables and 12 types of fruit, not including citrus.

CANNING AND PACKING OF AKEE


     We plan to build a canning and packaging plant near its akee groves to can akee in strict accordance with Hazard Analysis and Critical Control Point ("HACCP") international standards for low-acid food canning (discussed below) and to can other products for other growers. Generally, the akee will be deseeded, cooked and canned in water and salt. Additional akee-derived items may also be canned such as salt-fish, akee casserole or other recipes. These products might include items to be sold in Oxtails & More specialty stores we develop such as oxtail soup, pumpkin beef soup, cock soup, goats head, cow cod soup, calaloo tropical fruit cocktail with mangos, breadfruit, jack fruit, etc. We will determine which items make most business sense based on potential retail revenue, lower cost of materials and availability of materials.


HACCP LOW-ACID FOOD CANNING PROCEDURES

     The FDA's Center for Food Safety and Applied Nutrition has determined, after a study of all available scientific literature, that akee contains two toxic substances when the fruit is either immature (green) or over-ripe. Those toxic substances are hypoglycin-A and hypoglycin-B, which are natural toxins that have been known to cause poisoning and death. In the immature fruit, the hypoglycin is found throughout the fruit: the outer rind, seeds, raphe (pinkish membrane) and arils. When akee is ripe, only the outer rind, raphe and seeds contain significant amounts of hypoglycin and should not be consumed. The ripe arils, the edible portion of the fruit used for canning, contain little to negligible amounts of the toxins and historically have not caused human health problems. Therefore, the control steps that are needed to minimize the potential for toxins in the canned product would include selecting only properly ripened fruit for processing, thorough cleaning of the arils (removal of the rind, all seeds and raphe, and thorough washing of the arils before canning), and prevention of potential cross-contamination of the arils, such as from the improper use of cloths used for wiping the raphe off the arils.

     HACCP is a prevention-based food safety system. HACCP systems are designed to prevent the occurrence of potential food safety problems by assessing the inherent risks attributable to a product or a process and then determining the necessary steps that will control the identified risks. The National Advisory Committee on Microbiological Criteria for Foods, which developed HACCP principles, was established in 1988 and has as members officials from several federal agencies, including the Food and Drug Administration, the Centers for Disease Control and Prevention, the Food Safety Inspection Service, the Agricultural Research Service, the National Marine Fisheries Service, and the U.S. Army.

     HACCP identifies and monitors specific foodborne hazards -- biological, chemical, or physical properties -- that can adversely affect the safety of the food product. This hazard analysis serves as the basis for establishing critical control points. Critical control points identify those points in the process that must be controlled to ensure the safety of the food. Further, critical limits are established that document the appropriate parameters that must be met at each critical control point. Monitoring and verification steps are included in the system to ensure that potential risks are controlled. The hazard analysis, critical control points, critical limits, and monitoring and verification steps are documented in a HACCP plan. The HACCP plan includes the following seven principles: hazard analysis, identification of critical control points in food preparation, establishment of critical limits for preventive measures associated with each identified critical control point, establishment of procedures to monitor critical control points, establishment of corrective action to be taken when monitoring shows that a critical limit had been exceeded, establishment of effective record keeping systems that document the HACCP system, and, finally, establishment of procedures to verify that the HACCP system is working.

RAW MATERIALS

     In the growing process, we will maintain growing supplies including soil, fertilizer, water and other substances for growing as needed. Suppliers for these items will be determined based on cost, service and product effectiveness.

     In the canning and packaging process, we will use water, salt, tin cans, paper products for labeling, carton packaging and corrugated cardboard, as well as plastics or other materials to package and ship its products. All of our needs will be supplied by competitive vendors to be chosen based on cost.

DISTRIBUTION

     We will primarily distribute canned akee through the establishment of Oxtails & More specialty stores as described below, as well as through other wholesale and retail channels, including e-commerce. Although Ackeeox and Oxtails Corp. are not parties to any formal supplierretailer arrangement, common ownership of the two companies by the Kritchman family and our license from Oxtails Corp. indicate that this channel for distribution is practically assured. Other wholesalers and retailers will be solicited once products are available for distribution. If additional revenue opportunities arise or become necessary for financial success, we will consider other direct market channels or retail supermarket chains for distribution.

GOVERNMENTAL REGULATION

     Prior to July 2000, the importation of akee into the United States was prohibited because of the risk that it may have contained poisonous and deleterious substances, namely hypoglycin-A and hypoglycin-B. The FDA had determined that akee contains the two toxic substances when the fruit is either green or over-ripe. The seeds, pinkish membrane under the seeds, and outer rind of the fruit contain the toxic substances at all times. Hypoglycin-A and hypoglycin-B are dangerous natural toxins that have been known to cause poisoning and death. The ingestion of immature akee is conclusively linked to "vomiting sickness" in Jamaica. One or more periods of vomiting and quiescence have been followed by convulsions, coma, and death. In the unripened fruit, hypoglycin is located throughout the fruit, seeds, membrane under the seeds, and outer rind. In ripe akee, the edible portion of the fruit is safe to consume. However, the FDA had concluded that the seeds and outer rind, however, still contain high levels of hypoglycin and should not be consumed.

     As a result of lobbying from the Jamaican government and business communities, through the efforts of the United States Ambassador to Jamaica, Stanley McClelland, the FDA lifted the ban on the importation of akee in July 2000 and instituted an FDA approval process for foreign canners instead. Because of the possibility that green or over-ripe fruits or seeds could get into the cans during commercial canning, the FDA has approved four canners to import akee into the United States. These approved processors have food safety controls in place to ensure that only properly ripened akee fruit, without seeds, membrane or outer rind, are used for canning.

     Our planned operations and properties will similarly be subject to regulation by federal agencies, as well as by state and local government entities. Our operations will be subject to stringent production, packaging, quality, labeling and distribution standards. Our production and distribution facilities will be subject to various federal, state and local environmental laws and workplace regulations. These laws and regulations include the Occupational Safety and Health Act, the Fair Labor Standards Act, the Clean Air Act and the Clean Water Act. The United States Department of Agriculture and the Florida Department of Agriculture have regulations with which fruit canners must comply. In addition, Palm Beach County government agencies may investigate and monitor our handling and preparation of akee to control disease incurrence and waste handling and disposal.

MARKETING

     Jamaican government sources speculate that the total export market for akee is estimated to be $10 million (including exports to Canada and the United Kingdom) and that this may double to $20 million within two years. Insofar as we anticipate there to be abundant demand in the United States for canned akee products, we do not intend to devote more than nominal resources to marketing.

CUSTOMERS

     Typical United States akee consumers are immigrants from Caribbean countries, their friends and families. The fruit is the national fruit of Jamaica and has very strong patriotic and homeland associations for Jamaican consumers spanning all income brackets.

     According to the Immigration and Naturalization Services, between 15,000 and 20,000 persons immigrated annually from Jamaica to the United States from 1995 through 1998. INS statistics from 1996 indicate approximately 50,000 illegal Jamaican immigrants in the United States.

MARKET

     We intend to plant 100 trees per acre which should yield approximately 200 cases (24 cans) of akee per acre per year. If we lease and/or purchase between 40 and 100 acres of property in the Agricultural Reserve, the total average estimated annual output should be 8,000 to 20,000 cases of canned akee per acre. Currently, a wholesale case of akee from Jamaica sells in the United States for $140.

     The FDA has approved shipment of canned akee from only four canners in the Caribbean. Because of the rigorous standards of the FDA, it is not likely that other canners will soon receive FDA approval. Approximately 23 Jamaican food processors produce canned akee.

     The Jamaican government has sponsored a program to develop up to 2000 additional acres of planted akee trees in the next several years.

EMPLOYEES

     We will hire farm workers for the planting, growing and maintenance of the akee trees. Pickers and other handlers will be employed for the growing process. Canning, packaging and distribution of fresh and canned akee will require low skilled employees. Using industry consultants, we will train such employees as necessary for the HACCP process and closely supervise their work.

DEVELOPMENT OF SPECIALTY FOOD STORES:  INTRODUCTION

     Oxtails & More is a West Palm Beach, Florida specialty food store offering fresh meat, vegetables and other products for customers of African, Caribbean and Spanish heritage. The store is owned and operated by Oxtails Corp., a five-year old Florida corporation owned by Jerold Kritchman and Jayme Kritchman, founders of Ackeeox, which will continue to own and operate the store following this offering. The store is the model which we shall replicate in opening stores under license in the future, beginning in early 2002 if proceeds from this offering permit.

LICENSE

     On October 31, 2000, Oxtails Corp. licensed us to develop a chain of specialty food stores based on the flagship Oxtails & More store. The licensed territory includes the State of Florida. The license entitles us to replicate the store concept and use the store name. We may not transfer, assign or sublicense its licensed rights, which were granted on a non-exclusive basis; no other licenses have been granted by Oxtails Corp. and none is presently under contemplation.

     We shall pay Oxtails Corp. a royalty of three percent of net revenues derived from sales generated at new stores.

CONCEPT

     Oxtails & More caters to ethnic food consumers who appreciate the sense of community generated by product selection and store accouterments, including ethnic heritage photographs and posters. The store is spacious, bright and clean with an extensive inventory and state of the art refrigeration and storage facilities, food-handling, cutting, packing, marinating and cooking equipment and vibrant display cases. High volume inventory items include fresh oxtails, goats, chickens, turkeys, pigs and beef, Jamaican produce, frozen fish and imported spices and sauces.

     Store personnel provide superior customer service based on their familiarity with the store's product offerings. Oxtails sources approximately 300 stock-keeping units ("SKUs") from approximately 30 vendors to ensure that a diverse assortment of specialty food products. The flagship store carries a broad range of special foods in diverse food categories.

     The cost of goods runs approximately 60% of annual revenue. Other expenses include labor, paper supplies, legal and accounting, utilities, pest control, uniforms, insurance, waste management and related items, which run approximately 25% of annual revenue.

     Annual revenue for 2000 for the flagship store was $2,661,000.

ADVERTISING AND MARKETING

     Historically, Oxtails Corp. has invested only a modest amount in local advertising and promotion for the flagship store. As the chain grows, the advertising budget may need to grow as well.

CUSTOMERS

     The typical Oxtails & More customers are immigrants or their friends and families from African, Caribbean or Hispanic countries. The store's product mix takes advantage of the strong patriotic and homeland product associations of consumers. The customers are usually between 15 and 75 years of age, blue collar employees and their families who are cost conscious but desirous of purchasing foods that mirror their ethnic tastes and heritage. Accordingly, the store competes on the basis of offering first-quality "hard to find" products, rather than on price, enabling realization of high gross margins on its products.

GOVERNMENT REGULATION

     The operation of Oxtails & More is not directly regulated by the USDA. Rather, the operation meets FDA and USDA standards through the Florida Department of Agriculture and Consumer Services permitting process; the store has a state permit. Whether the handling of food items such as meat and fish will subject us to direct USDA regulation in the future will depend on several factors, including whether we sell food products on a wholesale basis or whether we obtain food products from non-USDA inspected facilities. In the future, the USDA may require costly changes to our food handling operations. We will also be required to comply with local health regulations concerning the preparation and packaging of any food items that we prepare on-site. Applicable federal, state or local regulations may cause us to incur substantial compliance costs or delay the availability of items at our markets.

     As a seller of food products, our operations will be subject to various federal, state and local environmental laws and workplace regulations. These laws and regulations include local and state health and safety regulations, and the Occupational Safety and Health Act and the Fair Labor Standards Act.

EMPLOYEES

     As of December 31, 2000 Oxtails Corp. employed 16 people at Oxtails & More, 14 of whom worked full-time, none of whom were represented by unions.

WEBSITE

     The Company is currently constructing its own website www.ackeeox.com.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     Our executive officers and directors are:

NAME                                       AGE                   POSITIONS
----                                       ---                   ---------
Jerold H. Kritchman......................  57    President, Director
Jayme A. Kritchman.......................  27    Executive Vice President,
Secretary,
                                                 Treasurer, Director

     Each began serving as an officer on November 1, 2000 for a term running through December 31, 2003. Each began serving as a director upon incorporation on October 12, 2000. Directors serve on an annual basis until their successors are elected by vote of the shareholders.

     JEROLD H. KRITCHMAN received a bachelors degree in botany from Long Island University in 1965. Previously, since age 11 he had worked at his father's butcher shop in Harlem, New York. After college, he spent 25 of the ensuing 35 years working in meat and grocery businesses. In 1971 he began opening his own food industry businesses. Mr. Kritchman has started and operated wholesale and retail stores, restaurants and other businesses in New York City, including Rosita Meats, Rosita Meat Warehouse, Rosita's Bakery, Sara's Back Country Store, El Gardel Restaurant, La Mano de Oro Cuchifrito Restaurant, Jaime's Meats & Poultry, Food-O-Mat Farms Limited, The Meat Machine and Big J's Ranch House Restaurant.


     In 1982 Mr. Kritchman discontinued his career in the food industry and founded Amergas Energy Corp., an oil and gas exploration venture, which he operated for eight years. In 1984 he founded Jerold Securities & Equities Corp., an N.A.S.D.-member firm specializing in private placements. (Jerold Securities ceased operations in 1990.) During a five year period, he also became a residential real estate developer in Greenwich, Connecticut. In 1989 he opened a retail aquarium business in White Plains, New York, which he sold in 1992 to cover his real estate investment losses. In 1992 after a year as an investor relations consultant to Louis Dreyfus Energy Corp., an energy company in Wilton, Connecticut, Mr. Kritchman moved to Florida to operate Rosita Meat Wholesalers Inc. in Lake Park, Florida. He left that employment in 1998 when he founded Oxtails Corp. and opened Oxtails & More in West Palm Beach.



     JAYME A. KRITCHMAN, son of Jerold Kritchman, attended West Virginia Wesleyan College from 1991 through 1993. He too had worked alongside his father since age 11. After working as a gymnastics instructor, painter, roofer, carpenter, snowmaker and cook, he co-managed Rosita Meat Wholesalers from 1994 through 1997, leaving to co-found Oxtails Corp. and launch Oxtails & More in 1998.


EMPLOYMENT AGREEMENTS; EXECUTIVE COMPENSATION

     Each of Jerold Kritchman and Jayme Kritchman is a party to an Employment Agreement with Ackeeox dated October 31, 2000 running through October 2003. Each has committed to devote approximately one half of his business time and attention to Ackeeox. Each has agreed to work without compensation through the first anniversary of the date that Ackeeox first receives funds from the escrow account established for this offering. Thereafter, each shall be paid a salary of $50,000 per year, which shall accrue should Ackeeox have insufficient cash flow from operations to allow for salaries to be paid.

STOCK OPTION PLAN

     We have adopted the 2000 Stock Option Plan, effective as of October 31, 2000. The plan provides for grants of stock options to purchase shares of common stock to certain employees of Oxtails Corp. who have expressed a willingness to help us in the future. The purpose of the plan is to attract and retain qualified personnel, provide additional incentives to such persons and promote the success of our business. On November 1, 2000, options to acquire 47,000 shares of our common stock were granted at the initial public offering price of the units offered hereby to Joanne Bowe 5,000 shares, Joanist Bayonne 4,000 shares, Jean Hilner 4,000 shares, Charles Odum 4,000 shares, Harry Saint Vil 4,000 shares, Steven Daley 4,000 shares, Patrick Banton 3,000 shares, Tricia Hook 3,000 shares, Maria Alvarez 2,000 shares, Dudley Barnes 2,000 shares, George Barnes 2,000 shares, Dennis Brown 2,000 shares, Yenisell Sonnel 2,000 shares, Hugo Unrue 2,000 shares, Chris Wilson 2,000 shares, Donald Boyd 1,000 shares and Jerold Holtzman 1,000 shares. No options have been granted to any director, officer or executive officer of Ackeeox. Options to purchase an additional 453,000 shares of common stock remain available for issuance pursuant to the plan.

     The board of directors administers and interprets the plan. The board of directors has complete discretion to determine which employees are eligible to receive option grants, the number of shares subject to each such grant, the time or times when options will be granted, the price of the shares subject to each option, the time when each option may be exercised, any other provisions of the option agreement and all questions relating to the administration of the plan. The shareholders of Ackeeox may terminate, modify or amend the plan at any time. In addition, the board of directors may amend or modify the plan at any time, provided that no such amendment or modification may adversely affect the rights and obligations of the participants with respect to their outstanding options or vested shares without their consent. In addition, no amendment of the plan may, without the approval of shareholders:

     - increase the number of shares for which options may be granted under the plan;

     - increase the purchase price for the shares subject to options;

     - alter the periods during which options may be granted or exercised;

     - alter the provisions relating to the determination of employees to whom options may be granted;

     - alter the provisions relating to the annual dollar limitation upon options granted to any employee;

     - alter the provisions relating to the transferability of the options; or

     - alter the provisions relating to the employment status of an employee to whom an option may be granted.

     The plan will terminate on October 31, 2010; however, such termination will not affect any options granted under the plan or vested shares.

     Each option granted under the plan has a maximum term of 10 years, subject to earlier termination following the participant ceasing to be an employee. The exercise price of an option granted under the plan must be at least 100% of the fair market value of the stock subject to the option on the date of grant (or 110% with respect to an option granted to a holder of more than 10% of the combined voting power of all classes of stock of the Company). The minimum number of shares for which options may be exercised at any one time is 100 shares. In general, options vest ratably over a four year period commencing one year from the date of grant. The purchase price for shares of common stock is payable in cash immediately upon the exercise of the option. Each option granted under the plan is non-transferable and exercisable only during the holder's lifetime. In the event that the holder dies prior to exercising an option, such option may be exercised by the personal representative of the estate of such holder for a period of one year after such representative's appointment. In the event that the holder is terminated for any reason other than death, such option may be exercised at any time prior to the expiration date of the option or within three months after the date of such termination (12 months in the case of an employee who is disabled), whichever is earlier, but only to the extent such holder had the right to exercise such option at the date of such termination; provided, however, that, if the holder's employment is terminated as a result of deliberate, willful or gross misconduct, all rights under the option shall terminate and expire upon such termination. If options granted under the plan expire or are terminated for any reason without being exercised, the shares of common stock underlying such grant will again be available for purposes of the plan.

     In the event of a reorganization, merger or consolidation in which Ackeeox is not the surviving corporation, the sale of substantially all of our assets to another corporation, or a change in control, all options granted prior to such event under the plan shall become immediately exercisable. Unless otherwise determined by the board of directors, the term "control" shall refer to the acquisition of 10 percent or more of our voting securities by any person or group acting in concert.

                        SECURITIES OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of December 31, 2000, the number and percentage of shares of our outstanding common stock which are beneficially owned, directly or indirectly, by our two shareholders/directors/executive officers. We determine beneficial ownership based on the rules of the Securities and Exchange Commission. In general, beneficial ownership includes shares over which the indicated person has sole or shared voting or investment power and shares which he or she has the right to acquire within 60 days of the date of this prospectus. Unless otherwise indicated, the persons listed have sole voting and investment power over the shares beneficially owned.

                                                                      SHARES
                                                                   BENEFICIALLY
NAME                                       POSITION                   OWNED
    PERCENTAGE
----                            ------------------------------
------------------   ----------
Jerold H. Kritchman...........  President, Director                 1,500,000
       50%
Jayme A. Kritchman............  Executive Vice President,
                                Secretary, Treasurer, Director      1,500,000
       50%
Both Executive officers and
  directors as a group
  (2 persons)....................                                   3,000,000
      100%

                              CERTAIN TRANSACTIONS

     On October 12, 2000 we sold 1,500,000 shares of common stock to each of Jerold Kritchman and Jayme Kritchman, the Company's officers and directors, for an aggregate consideration to us of $30,000.

     On October 31, 2000 we entered into a Credit Agreement with Oxtails Corp., owner/operator of Oxtails & More, pursuant to which Oxtails extended to us a one year revolving line of credit to borrow $80,000, with interest accruing on indebtedness thereunder at the rate of nine percent per annum, payable monthly. Among other provisions, we promise not to remove Jerold or Jayme Kritchman from their current management positions and not to make capital expenditures in excess of $100,000 per year so long as credit is outstanding. Oxtails Corp. is owned by the Kritchmans.

     On November 1, 2000 we granted options under our 2000 Stock Option Plan to 17 employees of Oxtails Corp. to purchase an aggregate of 47,000 shares of common stock at a price of $5.00 per share.

     On December 4, 2000 we issued a warrant to Mirkin & Woolf, P.A., as trustee for members of the law firm, to purchase up to 123,711 shares of common stock at a price of $5.00 per share; the warrant vests in increments of 30,928 shares for each million dollars in investment capital we raise. Mirkin & Woolf, P.A. serves as our corporate and securities counsel.

     The terms of these transactions are at least as favorable to us as terms that could have been obtained from unaffiliated third parties.

                           DESCRIPTION OF SECURITIES

     Our authorized capital stock consists of 50,000,000 shares of common stock, par value $0.01 per share. As of the date of this prospectus, 3,000,000 shares of common stock were issued and outstanding, held in equal halves by Jerold Kritchman and Jayme Kritchman.

UNITS

     Each unit consists of one share of common stock and one warrant to purchase one share of common stock. The units will trade as a whole until September 30, 2002, at which time the shares and warrants will become separately tradeable.

COMMON STOCK

     Holders of common stock are entitled to receive dividends, if any, declared by the board of directors out of funds legally available for dividends. See "Dividend Policy." In the event of the liquidation, dissolution or winding up of Ackeeox, holders of common stock are entitled to share ratably, based on the number of shares held, in the assets, if any, remaining after payment of all our debts and liabilities.

     Holders of common stock are entitled to one vote per share for each share held of record on any matter submitted to the holders of common stock for a vote. Because holders of common stock do not have cumulative voting rights with respect to the election of directors, the holders of a majority of the shares of common stock represented at a meeting can elect all of the directors.

     Holders of common stock do not have preemptive or other rights to subscribe for or purchase any additional shares of capital stock issued by us or to convert their common stock into any other securities. There are no redemption or sinking fund provisions applicable to the common stock.

WARRANTS


     Each warrant will entitle the holder of the warrant to purchase one share of common stock at a price of $5.10 at any time after the warrants become separately tradeable on September 30, 2002. The warrants will be issued in registered form under a warrant agreement between Ackeeox and its registrar. Reference is made to the warrant agreement which has been filed as an exhibit to the registration statement in which this prospectus is included for a complete description of the terms and conditions therein. The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price to the warrant agent for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock.

     No warrant will be exercisable unless, at the time of exercise, Ackeeox has filed a current registration statement with the Securities and Exchange Commission covering the shares of common stock issuable upon exercise of the warrant and the shares have been registered or qualified or deemed to be exempt from registration or qualification under the securities laws of the state of residence of the holder of the warrant. Ackeeox will use its best efforts to have all the shares so registered or qualified on or before the exercise date and to maintain a current prospectus relating thereto until the expiration of the warrants, subject to the terms of the warrant agreement. We may not, however, be able to have a prospectus in effect when this prospectus is no longer current.

     No fractional shares will be issued upon exercise of the warrants. However, if a warrant holder exercises all warrants then owned of record by him, we will pay to the warrant holder, in lieu of the issuance of any fractional share which is otherwise issuable, an amount in cash based on the market value of the common stock on the last trading day prior to the exercise date.

     The exercise price and number of shares of common stock or other securities issuable upon exercise of the warrants are subject to adjustment in specified circumstances, including in the event of a stock dividend, recapitalization, reorganization, merger or consolidation of Ackeeox. However, the warrants are not subject to adjustment for issuances of common stock at prices below the exercise price of the warrants.

OPTIONS AND OTHER OUTSTANDING WARRANTS

     Ackeeox has options to acquire 47,000 and a warrant to acquire 123,711 shares of common stock outstanding. The options are held by 17 employees of Oxtails Corp. and are incentive options issued under our 2000 Stock Option Plan in accordance with Section 422 of the Internal Revenue Code of 1986. The warrant is held by our corporate and securities counsel. All options and the warrant are exercisable at $5.00 per share. The options vest in equal quarters over the first through fourth anniversary of the grant date (November 1, 2000) and are exercisable through November 30, 2005. The warrant vests in equal quarters tied to each million dollars in investment capital received by Ackeeox and is exercisable through December 4, 2003.

ANTI-TAKEOVER PROVISIONS

     The Florida Business Corporation Act contains provisions designed to enhance the ability of the board of directors of a Florida corporation to respond to attempts to acquire control. These provisions may be deemed to have an anti-takeover effect and may discourage takeover attempts which have not been approved by the board of directors. This could include takeover attempts that some of our shareholders may deem to be in their best interest. These provisions may also adversely affect the price that a potential purchaser would be willing to pay for our common stock and deprive our shareholders of the opportunity to obtain a takeover premium for their shares. To the extent that takeover attempts are discouraged, temporary fluctuations in the market price of the common stock resulting from actual or rumored takeover attempts may be inhibited. These provisions also could make the removal of incumbent management more difficult and may permit a minority of our directors and the holders of a minority of our outstanding voting stock to prevent, discourage or make more difficult a merger, tender offer or proxy contest, even though the transaction may be favorable to the interests of shareholders. These provisions could also potentially adversely affect the market price of the common stock.

     The following briefly summarizes protective provisions contained in the Florida Business Corporation Act and is not intended to be a complete description of all the features and consequences of these provisions. The following is qualified in its entirety by reference to our articles of incorporation and the relevant provisions of Florida law.

     AUTHORIZED BUT UNISSUED STOCK. The authorized but unissued shares of common stock will be available for future issuance without shareholder approval. These additional shares may be used for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved shares of common stock may enable the board of directors to issue shares of stock to persons friendly to existing management. This may have the effect of discouraging attempts to obtain control of Ackeeox through a proxy contest, tender offer, merger or otherwise, thereby protecting the continuity of current management.

     EVALUATION OF ACQUISITION PROPOSALS. The Florida Business Corporation Act expressly permits the board of directors, when evaluating any proposed tender or exchange offer, any merger, consolidation or sale of substantially all of our assets, or any similar extraordinary transaction, to consider (a) all relevant factors including, without limitation, the social, legal, and economic effects on our employees, customers, suppliers, and other constituencies, on the communities and geographical areas in which we operate or are located, and on any of the business and our properties, and (b) the consideration being offered, not only in relation to the then current market price for our outstanding shares of capital stock, but also in relation to the then current value of Ackeeox in a freely negotiated transaction and in relation to the board of directors' estimate of the future value of as an independent going concern. The board of directors believes that these provisions are in the long-term best interests of Ackeeox and our shareholders.

     CONTROL SHARE ACQUISITIONS. We will be subject to the Florida control share acquisitions statute which is designed to afford shareholders of public corporations in Florida protection against acquisitions in which a person, entity or group seeks to gain voting control of the public corporation. With enumerated exceptions, the statute provides that shares of a public corporation acquired within certain specific ranges will not possess voting rights in the election of directors unless the voting rights are approved by a majority vote of the public corporation's disinterested shareholders. Disinterested shares are shares other than those owned by the acquiring person or by a member of a group with respect to a control share acquisition, or by any officer of the corporation or any employee of the corporation who is also a director. The specific acquisition ranges that trigger the statute are: acquisitions of shares possessing one-fifth or more but less than one-third of all voting power; acquisitions of shares possessing one-third or more but less than a majority of all voting power; or acquisitions of shares possessing a majority or more of all voting power. Under certain circumstances, the statute permits the acquiring person to call a special shareholders meeting for the purpose of considering the grant of voting rights to the holder of the control shares. Unless otherwise provided in a corporation's articles of incorporation or bylaws before a control share acquisition has occurred, in the event the shares acquired in a control share acquisition are accorded full voting rights and the acquiring person has acquired a majority or more of all voting power, then all shareholders of the public corporation have dissenter's rights to receive fair value for their shares. There is currently no provision in our articles of incorporation or our bylaws limiting or eliminating such rights. The statute also enables a corporation to provide redemption under certain circumstances of control shares with no voting rights. Among the acquisitions specifically excluded from the statute are acquisitions consummated pursuant to a merger or plan of share exchange in compliance with law if the public corporation is a party to the agreement of merger or plan or share exchange. A corporation may opt out of the statute by so providing in its articles of incorporation. We have not opted out of the statute.

     TRANSACTIONS WITH INTERESTED SHAREHOLDERS. We are also currently subject to the Florida affiliated transactions statute which, with enumerated exceptions, places restrictions on mergers, consolidations, sales of assets, liquidations, reclassifications or other similar kinds of transactions with or between a public corporation in Florida and any person who owns, directly or indirectly, 10% or more of the voting power of the outstanding voting shares of the public corporation. The statute provides that the public corporation may not engage in any affiliated transaction with any 10% or greater shareholder of the corporation for a period of two years following the date the person became a 10% shareholder unless before the date the person became a 10% shareholder either
(a) the affiliated transaction or (b) the purchase of shares that first made the shareholder a 10% shareholder is approved by a majority of the "disinterested" members of the board of directors of the corporation. A member of the board is "disinterested" if the director is not a present or former officer or employee of the public corporation or a related corporation. The statute further provides that, subject to various exceptions, a public corporation may not engage at any time in an affiliated transaction with a 10% shareholder unless the transaction complies with all of the requirements of the public corporation's articles of incorporation and either (a) the transaction is approved by the board of directors of the public corporation before the date the shareholder first became a 10% shareholder, or the purchase of shares made by the 10% shareholder on the date the shareholder first became a 10% shareholder has been approved by the board of directors of the public corporation before the date the shareholder first became a 10% shareholder, (b) the transaction is approved by the affirmative vote of the holders of a majority of the outstanding voting shares not beneficially owned by the 10% shareholder proposing the transaction at a meeting called for that purposes no earlier than two years after the date the shareholder first became a 10% shareholder, or (c) the transaction meets specified fair price and form of consideration requirements. A company may opt out of the affiliated transaction statute by so providing in its articles of incorporation. We have not opted out of the statute.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our securities will be Florida Atlantic Stock Transfer, Inc., 7130 Nob Hill Road, Tamarac, Florida 33321.

LIMITED LIABILITY AND INDEMNIFICATION

     Under the Florida Business Corporation Act, a director is not personally liable for monetary damages to the corporation or any other person for any statement, vote, decision, or failure to act unless (a) the director breached or failed to perform his duties as a director and (b) a director's breach of, or failure to perform, those duties constitutes (i) a violation of the criminal law, unless the director had reasonable cause to believe his conduct was lawful or had no reasonable cause to believe his conduct was unlawful, (ii) a transaction from which the director derived an improper personal benefit, either directly or indirectly, (iii) a circumstance under which an unlawful distribution is made, (iv) in a proceeding by or in the right of the corporation to procure a judgment in its favor or by or in the right of a shareholder, conscious disregard for the best interest of the corporation or willful misconduct, or (v) in a proceeding by or in the right of someone other than the corporation or a shareholder, recklessness or an act or omission which was committed in bad faith or with malicious purpose or in a manner exhibiting wanton and willful disregard of human rights, safety, or property. A corporation may purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in his capacity or arising out of his status as such, whether or not the corporation would have the power to indemnify him against such liability under the Florida Business Corporation Act.

     Our articles of incorporation and bylaws provide that we shall, to the fullest extent permitted by applicable law, as amended from time to time, indemnify all our directors, as well as our officers or employees to whom we have agreed to grant indemnification.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the offering, we will have a minimum of 3,200,000 shares and a maximum of 4,000,000 shares of common stock outstanding. The shares held by the two current shareholders will not be freely tradeable without restriction or registration under the Securities Act of 1933. They will need to comply with the resale limitations of Rule 144 under the Securities Act of 1933 because they are "affiliates" of the Company. Rule 144 defines an "affiliate" as a person who directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a company. Affiliates of a company generally include its directors, officers and principal shareholders and the directors and executive officers of its principal subsidiaries.

     Purchasers of units in the offering, other than affiliates, may resell their units immediately. Our affiliates will be subject to the volume and other limitations of Rule 144. Rule 144 in general permits affiliates to sell within any three-month period a number of shares that does not exceed the greater of one percent of the outstanding shares of common stock or the average weekly trading volume during the four calendar weeks preceding his sale. Sales under Rule 144 are also subject to manner of sale provisions, notice requirements and the availability of current public information about Ackeeox.

     A person who sheds his affiliate status at least three months before the sale of restricted securities beneficially owned for at least two years may sell the restricted securities under Rule 144 without regard to any of the Rule 144 limitations.

     Before this offering, there was no public market for our common stock. We cannot predict the effect, if any, that sales of, or the availability for sale of, our common stock will have on the market price of our common stock prevailing from time to time. Nevertheless, substantial amounts of common stock in the public market, including shares issuable upon the exercise of outstanding warrants or options, could adversely affect the prevailing market price of our common stock and could impair our ability to raise capital in the future through the sale of securities.

                               TERMS OF OFFERING


     We are offering a minimum of 200,000 units and a maximum of 1,000,000 units at a price of $5.10 per unit. Each unit comprises one share of our common stock and a warrant to purchase one share of our common stock for $5.10 per share, exercisable through September 30, 2003. The warrants become separately tradeable on September 30, 2002.


MINIMUM SUBSCRIPTION

     Each subscriber must agree to purchase a minimum of 20 units.

PLAN OF DISTRIBUTION

     We will not utilize an underwriter to offer the units. Instead, our executive officers will offer the units on our behalf on a "best efforts" basis. These officers will not receive any commissions or additional compensation for these efforts. Such persons will rely on the safe harbor from broker-dealer registration set forth in Rule 3a4-1 under the Securities Exchange Act of 1934. Neither Jerold nor Jayme Kritchman (a) is subject to a statutory disqualification (as defined in Section 3(a)(35), (b) is paid commissions or other remuneration for securities transactions, or (c) is an associated person of a broker or dealer. Each of them performs primarily and shall at the conclusion of this offering perform primarily substantial duties for us other than securities transactions. Neither of them was a broker or dealer or associated therewith within the last 12 months and neither of them will participate in selling an offering of securities for any issuer more than once every 12 months.

     Any units offered for sale in any state other than Florida will be offered and sold through registered or licensed brokers or dealers in such states, if state law so requires. In addition, in certain states, the units will not be offered or sold unless they have been registered or qualified for sale in those states requiring registration or qualification, or an exemption from such registration or qualification requirements is available and with which the Company has complied.

EXPIRATION DATE


     The expiration date of the offering is December 31, 2001.


ESCROW TERMS

     We will deposit all amounts received from each subscriber into an escrow account which we have established with Flagler Bank as escrow agent.

     The escrow agent will hold all of the amounts deposited in the escrow account subject to the following condition: The escrow agent will promptly return all of the funds deposited in the escrow account to subscribers, without interest or deduction, in the event that we do not sell at least 200,000 units prior to the expiration date of the offering.

     After we have sold 200,000 units we may continue to offer any unsold units until the expiration date of the offering. Proceeds from such sales shall continue to be paid to the escrow agent and will be accessible to us without restriction. The escrow account will be interest bearing. We will retain all interest earned on the account, regardless of whether the offering is completed or canceled.

ISSUANCE OF SHARES

     We will issue units to subscribers at the same time as the escrow agent releases the proceeds from the escrow account to us. As a result, subscribers may receive evidence of their investment at different times.

CANCELLATION OF OFFERING

     We have the right to cancel the offering at any time prior to the release of funds from the escrow account. If we cancel the offering, the escrow agent will promptly return all funds received from subscribers, without interest or deduction.

HOW TO SUBSCRIBE

     We will accept subscriptions for units once the S.E.C. declares the registration statement of which this prospectus is a part to be effective.

     If you desire to purchase units you must:

     - Complete and sign the Subscription Agreement accompanying this prospectus;

     - Make full payment for the purchase price for the units in United States currency by check, bank draft or money order payable to "Ackeeox Corp. Escrow Account"; and

     - Deliver the executed Subscription Agreement, together with full payment for the purchase price, in person or by mail, to the address shown in the Subscription Agreement.

SUBSCRIPTION TERMS

     We reserve the right to disregard any subscription which is not fully paid when we receive it. No subscription will be binding until we have accepted it, and we may refuse to accept any subscription, in whole or in part, for any reason. In determining which subscriptions to accept, in whole or in part, we may take into account the order in which we receive subscriptions. In the event we reject all or part of your subscription, the escrow agent will refund by mail all or the appropriate portion of the amount paid by you with the subscription, without interest, promptly after the rejection.

     If you have any questions about the offering or how to subscribe, please call Jerold Kritchman at 561-616-0776. If you subscribe, you should retain a copy of the completed subscription documents for your records.

                                 LEGAL MATTERS

     The validity of the units offered hereby will be passed upon for the Company by Mirkin & Woolf, P.A., West Palm Beach, Florida, holder of a warrant to purchase 123,711 shares of our common stock at a price of $5.00 per share; the warrant vests in increments of 30,928 shares for each million dollars in investment capital we raise and expires on November 30, 2003.

                                    EXPERTS

     The financial statements of the Company as of December 31, 2000 included in this prospectus have been audited by Francine H. Alperstein, C.P.A., P.A., independent certified public accountants, as stated in their opinion, which has been rendered upon the authority of said firm as experts in accounting and auditing.

            DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR
                           SECURITIES ACT LIABILITIES

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to our directors, officers and controlling persons, we have been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

     In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of Ackeeox in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                      ORGANIZATION WITHIN LAST FIVE YEARS

     Upon our formation on October 12, 2000, we issued 1,500,000 shares of our common stock to each of our founders Jerold H. Kritchman, our president, and Jayme A. Kritchman, our vice president, treasurer and secretary, in exchange for $15,000 capital contributions from each of them. They remain the only shareholders, directors and officers of Ackeeox.

                            DESCRIPTION OF PROPERTY

     We presently use approximately 100 square feet of office space and miscellaneous office equipment furnished free of charge by Oxtails Corp. on the premises of its Oxtails & More store at 2835 North Military Trail in West Palm Beach, Florida. We anticipate relocating our headquarters to the site of the akee groves to be purchased or leased with the proceeds of this offering and equipping the site with computers and other customary office equipment.

                             ADDITIONAL INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2 under the Securities Act of 1933, as amended. The registration statement covers the units offered in the offering. As permitted by the rules and regulations of the Securities and Exchange Commission, this prospectus does not contain all of the information contained in the registration statement and its exhibits. Prospective investors may refer to the registration statement and its exhibits for further information concerning the securities offered by this prospectus.

     Each statement contained in this prospectus as to the contents of a document filed as an exhibit to the registration statement is qualified by reference to that exhibit for a complete statement of its terms and conditions. Copies of these materials, as well as periodic reports and information filed by Ackeeox, can be obtained upon payment of the fees prescribed by the Securities and Exchange Commission, or may be examined at the offices of the Securities and Exchange Commission without charge, at the public reference section of the S.E.C., Room 1024, 450 Fifth Street, NW, Washington, DC 20549. The Securities and Exchange Commission also maintains a website that contains reports, proxy and information statements and other information regarding registrants such as the Company that file electronically with the Securities and Exchange Commission. The address of this website is http://www.sec.gov.

     On the date of this prospectus, we will become subject to the reporting requirements of the Securities Exchange Act of 1934 and in accordance with these requirements will file reports, proxy statements and other information with the S.E.C. We intend to furnish our shareholders with annual reports containing audited financial statements and other periodic reports as may be required by law.

     We have not authorized any dealer, salesperson or any other person to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information. This prospectus does not constitute an offer to sell or buy any units in any jurisdiction where it is unlawful.

                                 ACKEEOX CORP.
                         (A DEVELOPMENT STAGE COMPANY)

                              FINANCIAL STATEMENTS
                          DECEMBER 31, 2000 -- AUDITED
                          MARCH 31, 2001 -- UNAUDITED

                               TABLE OF CONTENTS

For the period ended December 31, 2000
  Independent Auditors' Report..............................          F-2

  Balance Sheet.............................................          F-3
  Statement of Loss.........................................          F-4
  Statement of Changes in Stockholders' Equity..............          F-5
  Statement of Cash Flows...................................          F-6
  Notes to Financial Statements.............................   F-7 - F-10

For the quarter ended March 31, 2001
  Balance Sheet (Unaudited).................................         F-11
  Statement of Loss (Unaudited).............................         F-12
  Statement of Changes in Stockholders' Equity
     (Unaudited)............................................         F-13
  Statement of Cash Flows (Unaudited).......................         F-14
  Notes to Financial Statements (Unaudited).................  F-15 - F-18

                          INDEPENDENT AUDITORS REPORT

Francine H. Alperstein, C.P.A., P.A.
Certified Public Accountant
3792 Northeast 209th Terrace
Aventura, Florida 33180

April 17, 2001

To the Board of Directors and Stockholders of AckeeOx Corp.

     We have audited the accompanying balance sheet of AckeeOx Corp. (a development stage company) as of December 31, 2000, and the related statements of loss, changes in stockholders' equity and cash flows for the period October 12, 2000 (Inception) through December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurances about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AckeeOx Corp. as of December 31, 2000 and the results of its operations, changes in stockholders' equity and its cash flows for the period October 12, 2000 (Inception) through December 31, 2000 in conformity with generally accepted accounting principles. Previous reports have been issued as described in Note J -- Restatements of Financial Statements.

Francine H. Alperstein
Francine H. Alperstein, C.P.A., P.A.

                                 ACKEEOX CORP.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET
                               DECEMBER 31, 2000

ASSETS
CURRENT ASSETS:
Cash........................................................  $  3,507
                                                              --------
     Total current assets...................................     3,507
Other Assets
  Deferred offering costs (Note I)..........................    30,155
                                                              --------
     Total other assets.....................................    30,155
                                                              --------
     Total assets...........................................  $ 33,662
                                                              ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Accounts payable..........................................  $  1,349
  Affiliated company loan (Note C)..........................    20,000
                                                              --------
     Total current assets...................................    21,349
STOCKHOLDERS' EQUITY:
  Common stock, 50,000,000 shares of $.01 par value stock
     authorized, 3,000,000 issued and outstanding...........    30,000
  Deficit accumulated during development stage..............   (17,687)
                                                              --------
     Total stockholders' equity.............................    12,313
                                                              --------
     Total liabilities and stockholders' equity.............  $ 33,662
                                                              ========

The accompanying notes to financial statements are an integral part of these statements.

                                 ACKEEOX CORP.
                         (A DEVELOPMENT STAGE COMPANY)

                               STATEMENT OF LOSS
                  FOR THE PERIOD OCTOBER 12, 2000 (INCEPTION)
                           THROUGH DECEMBER 31, 2000

REVENUES FROM SALES
Retail Sales................................................  $     --
Canning sales...............................................        --
                                                              --------
     Total Revenues.........................................        --
COST OF SALES
Food........................................................        --
Growing supplies............................................        --
Canning and packaging costs.................................        --
     Total cost of sales....................................        --
GENERAL AND ADMINISTRATIVE EXPENSES:
Legal fees..................................................     9,845
Advertising expense.........................................     5,820
Bank service charges........................................       105
Licenses and permits........................................         6
Printing and stationery.....................................     1,278
Travel and lodging..........................................       822
                                                              --------
     Total general and administrative expenses..............    17,876
OTHER REVENUES
Interest Income.............................................       189
                                                              --------
     Loss before provision for income taxes.................   (17,687)
                                                              --------
PROVISION FOR INCOME TAXES..................................        --
                                                              --------
     Net loss...............................................  $(17,687)
                                                              ========

The accompanying notes to financial statements are an integral part of these statements.

                                 ACKEEOX CORP.
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                  FOR THE PERIOD OCTOBER 12, 2000 (INCEPTION)
                           THROUGH DECEMBER 31, 2000


DEFICIT

ACCUMULATED
                                         SHARES               ADDITIONAL
DURING
                                         COMMON     COMMON     PAID-IN
DEVELOPMENT
                                          STOCK      STOCK     CAPITAL
STAGE       TOTAL
                                        ---------   -------   ----------
-----------   --------
BALANCES, October 12, 2000
  (Inception).........................         --   $   --     $    --      $
 --     $     --
Issuance of 1,500,000 shares of common
  stock at $.01 par value to Jerold H.
  Kritchman...........................  1,500,000   15,000          --
 --       15,000
Issuance of 1,500,000 shares of common
  stock at $.01 par value to Jayme A.
  Kritchman...........................  1,500,000   15,000          --
 --       15,000
Sale of stock under stock option plan
  (Note D)
Net loss for the period ended December
  31, 2000............................         --       --          --
(17,687)     (17,687)
                                        ---------   -------    -------
--------     --------
BALANCES, December 31, 2000...........  3,000,000   $30,000    $    --
$(17,687)    $ 12,313
                                        =========   =======    =======
========     ========

The accompanying notes to financial statements are an integral part of these statements.

                                 ACKEEOX CORP.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS
                  FOR THE PERIOD OCTOBER 12, 2000 (INCEPTION)
                           THROUGH DECEMBER 31, 2000

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss....................................................  $(17,687)
Adjustments to reconcile net loss to net cash used in
  operating activities:
  (Increase) decrease in:
  Deferred costs............................................   (30,155)
  Increase (decrease) in:
  Accounts payable..........................................     1,349
                                                              --------
     Net cash used in operating activities..................   (46,493)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from the sales of common stock.....................    30,000
Loan from affiliate company (Note C)........................    20,000
                                                              --------
  Net cash provided by financing activities.................    50,000
                                                              --------
     Net increase in cash...................................     3,507
Cash, Beginning of period...................................        --
                                                              --------
  Cash, End of period.......................................  $  3,507
                                                              ========

The accompanying notes to financial statements are an integral part of these statements.

                                 ACKEEOX CORP.

                         NOTES TO FINANCIAL STATEMENTS

NOTE A.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     The Company was formed on October 12, 2000 to pursue two different businesses: domestic cultivation and commercialization of akee, the national fruit of Jamaica, and the development of specialty food stores based on the Oxtails & More store in West Palm Beach, Florida pursuant to a license agreement from Oxtails Corp. Oxtails Corp. is a separate company owned by Jerold H. Kritchman and his son, Jayme A. Kritchman.

CASH AND CASH EQUIVALENTS

     The Company has a money market account at a local bank which bears interest and is shown as a cash equivalent on the balance sheet.

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

NOTE B.  RELATED PARTY TRANSACTIONS

LICENSING AGREEMENT

     The Company entered into a licensing agreement with Oxtails Corp. on October 31, 2000 to own and operate retail stores under the name Oxtails & More in the State of Florida. This is a non-exclusive, non-assignable, non-sublicensable and nontransferable license for a period of ten years. Oxtails Corp. has the right to terminate this agreement at any time if the Company defaults on any of its debts, insurance and various reporting obligations required under the agreement.

     The Company is obligated to pay Oxtails Corp. three percent (3%) of its "net revenues". Net revenues are defined in the agreement as all gross revenues generated by the retail stores less any discounts, co-op advertising costs, sales commissions, freight, insurance and other shipping charges.

EMPLOYMENT AGREEMENTS

     The Company entered into two separate employment agreements with the owners of Oxtails Corp. (which licenses the Company's right to own and operate retail specialty food stores), Jerold H. Kritchman and his son, Jayme A. Kritchman. Jerold is to serve as President and Chief Executive Officer. Jayme is to serve as Vice-President and Chief Operating Officer. Each is to serve a three-year term, which began November 01, 2000. Neither is to receive a salary for a period of one year from the date the Company first receives proceeds from an escrow account established for the receipt of investment proceeds from an initial public offering the Company intends to make sometime in the near future (see note H). Thereafter, each officer will be entitled to receive an annual salary from the Company of fifty thousand dollars ($50,000) each per year, along with incentive bonuses. They are expected to spend one-half their normal work time managing the Company. The remainder of their time will be involved managing Oxtails Corp. Additionally, they will be entitled each year to three non-consecutive, non-cumulative weeks for vacation at full pay and reimbursement for various customary business expenses including but not limited to travel and entertainment.

                                 ACKEEOX CORP.

NOTE C.  AFFILIATED COMPANY LOAN

     On October 31, 2000, Oxtails Corp. agreed to extend a revolving line of credit to the Company and to make advances to the Company from time to time in an aggregate principal amount outstanding at any one time not to exceed eighty thousand dollars ($80,000). The Company's indebtedness under the revolving line of credit shall be evidenced by a promissory note in said amount to be executed and delivered by the Company payable to the order of the lender, Oxtails Corp. The indebtedness will bear interest at the rate of nine percent (9%) per annum. Such interest is payable monthly with the principal and any unpaid interest payable on October 31, 2001.

NOTE D.  STOCK OPTION AGREEMENT

     On October 31, 2000, the Company adopted a stock plan as a means to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants, and to promote the success of the Company's business. Options for 47,000 shares have been issued to seventeen optionees for five-year terms at a price exercisable for $5.00 per share. Exercise of these options will cause an immediate dilution of existing shareholder value which could be substantial depending upon the number of the then outstanding shares at the time the exercise of the options occur.

NOTE E.  GOING CONCERN

     The Company does not expect to be profitable for several years. Its ability to become profitable by then depends upon many things, not the least of which is upon its ability to successfully establish new businesses, obtain necessary advice from knowledgeable consultants in the agricultural business, adhere to strict agri-business federal, state and local laws, and avail itself of limited, suitable lands in Palm Beach County. The Company may not be able to establish new specialty stores as quickly as currently planned or as is needed to retain its license. This could result in it losing its right to continue to operate such specialty stores, leaving it solely in the akee cultivation business. If this should happen, or if it can not raise enough money in sufficient time to simultaneously open new stores, successfully lease and purchase grove land, plant, cultivate and harvest akee trees, construct and operate a canning and packaging facility, and market and sell canned products it may be required to cease operations. There is an inherent risk that the Company may never be profitable, resulting in a loss of all investment monies.

NOTE F.  OTHER INHERENT RISKS

     The Company's President and Vice President have had no experience in the agricultural business, making them heavily reliant upon the advice of third party consultants. This reliance could cause the Company to exhaust all its financial resources even before it commences business.

     Natural toxins in akee seeds, in its outer rind and in unripe or overripe akee, can cause the fruit to be poisonous if not handled or served correctly. Resulting health hazards range from vomiting to coma and death. As a result, the U.S. Food and Drug Administration prohibited importation of akee beginning in 1973. In July 2000, it revised its regulation to permit importation of akee from those foreign facilities meeting FDA standards and which have received FDA approval. Accordingly, today only approved facilities can be used for canning.

                                 ACKEEOX CORP.

     The Company may be liable if the consumption of any of its food products is found to cause injury, illness or death. The Company also may be required to recall food products that become contaminated, are damaged or mislabeled. A product liability judgement against the Company or a product recall could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company intends to purchase product liability insurance, there can be no assurance that it will be obtainable at an affordable cost or that the related deductible will not be so large that its payment by the Company would not have an adverse effect on the Company.

     Severe weather conditions and natural disasters, such as freezes, frosts, floods, hurricanes, tornadoes, droughts, fires or earthquake, may affect the Company's groves and its facilities. No assurance can be given that, if such adverse weather conditions persist, akee cultivation will not be affected without consequent adverse effects on the Company's earnings potential.

     Finally, a disruption in regularly conducted business at the Company's planned manufacturing operations in Palm Beach County, Florida caused by a catastrophic event would have a material adverse effect on the Company's operations.

NOTE G.  PROVISION FOR INCOME TAXES

     No provision for income taxes is necessary because the Company sustained losses for the period ended December 31, 2000. The net operating loss carryforward amounts to $17,687 and expires in 2020.

NOTE H.  SUBSEQUENT EVENT


     The Company has plans to make an initial public offering of one million (1,000,000) units sometime in the near future. Each unit will consist of one share of stock and a three-year warrant to purchase one additional share of stock at a price of $5.10 per share. There is currently no public market for the units, the common stock or the warrants. Each subscriber will be required to purchase a minimum of twenty units.


NOTE I.  DEFERRED OFFERING COSTS

     The Company paid to its lawyers, Mirkin & Woolf, P.A., $30,155 toward the costs of drafting and preparing the registration statement as related to the initial public offering of stock. Upon completion of the public offering, the deferred offering costs will be reclassified and netted against the proceeds from the offering in the shareholders' equity section of the Balance Sheet. In the event that the offering is aborted or abandoned, then the deferred offering costs will be expensed on the Statement of Income or Loss as part of operations.

NOTE J.  RESTATEMENTS OF FINANCIAL STATEMENTS

     These financial statements were previously issued and reported on, by us, on January 11, 2001, January 25, 2001 and January 31, 2001. Since our report date of January 11, 2001, we have determined that legal fees totaling $24,856, which had been capitalized on the Balance Sheet as organizational costs and amortized accordingly, have been reclassified and reported on the Statement of Loss as legal fees in accordance with Generally Accepted Accounting Principles. Additionally,

                                 ACKEEOX CORP.

since our report date of January 25, 2001, we have determined that advertising fees totaling $5,761, which had been capitalized on the Balance Sheet as organizational costs and amortized accordingly, have been reclassified and reported as on the Statement of Loss as advertising expenses in accordance with Generally Accepted Accounting Principles. Subsequent to the January 31, 2001 issuance, legal fees as described above have been reclassified in order to present legal fees for organizational costs on the Statement of Loss and Deferred offering costs on the Balance Sheet as described in Note I of the Notes to Financial Statements.

                                 ACKEEOX CORP.
                         (A DEVELOPMENT STAGE COMPANY)

                                 BALANCE SHEET
                                 MARCH 31, 2001
                                  (UNAUDITED)

ASSETS
CURRENT ASSETS
     Cash...................................................  $    687
                                                              --------
          Total current assets..............................       687
Other Assets
     Deferred offering costs (Note I).......................    36,971
                                                              --------
          Total other assets................................    36,971
                                                              --------
          Total assets......................................  $ 37,658
                                                              ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
     Affiliated company loan (Note C).......................  $ 30,000
                                                              --------
          Total current assets..............................    30,000
STOCKHOLDERS' EQUITY
     Common stock, 50,000,000 shares of $ .01 par value
      stock authorized, 3,000,000 issued and outstanding....    30,000
     Deficit accumulated during development stage...........   (22,342)
                                                              --------
          Total stockholders' equity........................     7,658
                                                              --------
               Total liabilities and stockholders' equity...  $ 37,658
                                                              ========

See the accompanying notes to the financial statements.

                                 ACKEEOX CORP.
                         (A DEVELOPMENT STAGE COMPANY)

                               STATEMENT OF LOSS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001
                                  (UNAUDITED)

REVENUES FROM SALES
     Retail Sales...........................................  $    --
     Canning sales..........................................       --
                                                              -------
          Total Revenues....................................       --
COST OF SALES
     Food...................................................       --
     Growing supplies.......................................       --
     Canning and packaging costs............................       --
          Total cost of sales...............................       --
GENERAL AND ADMINISTRATIVE EXPENSES
     Accounting fees........................................    4,500
     Bank service charges...................................       48
     Licenses and permits...................................      150
                                                              -------
          Total general and administrative expenses.........    4,698
OTHER REVENUES
     Interest Income........................................       43
                                                              -------
          Loss before provision for income taxes............   (4,655)
                                                              -------
PROVISION FOR INCOME TAXES..................................       --
                                                              -------
               Net loss.....................................  $(4,655)
                                                              =======

See the accompanying notes to the financial statements.

                                 ACKEEOX CORP.
                         (A DEVELOPMENT STAGE COMPANY)

                  STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001
                                  (UNAUDITED)


DEFICIT

ACCUMULATED
                                          SHARES               ADDITIONAL
DURING
                                          COMMON     COMMON     PAID-IN
DEVELOPMENT
                                           STOCK      STOCK     CAPITAL
STAGE       TOTAL
                                         ---------   -------   ----------
-----------   -------
BALANCES, January 1, 2001..............  3,000,000   $30,000       $--
$(17,687)    $12,313
     Sale of stock under stock option
       plan (Note D)
     Net loss for the three months
       ended March 31, 2001............                  --        --
(4,655)     (4,655)
                                         ---------   -------       --
--------     -------
BALANCES, March 31, 2001...............  3,000,000   $30,000       $--
$(22,342)    $ 7,658
                                         =========   =======       ==
========     =======

See the accompanying notes to the financial statements.

                                 ACKEEOX CORP.
                         (A DEVELOPMENT STAGE COMPANY)

                            STATEMENT OF CASH FLOWS
                   FOR THE THREE MONTHS ENDED MARCH 31, 2001
                                  (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss...............................................  $ (4,655)
     Adjustments to reconcile net loss to net cash used in
      operating activities:
          (Increase) decrease in:
               Deferred costs...............................    (6,816)
          Increase (decrease) in:
               Accounts payable.............................    (1,349)
                                                              --------
                     Net cash used in operating
                    activities..............................   (12,820)
CASH FLOWS FROM FINANCING ACTIVITIES:
     Loan from affiliate company (Note C)...................    10,000
                                                              --------
          Net cash provided by financing activities.........    10,000
                                                              --------
                     Net increase in cash...................    (2,820)
Cash, Beginning of period -- January 1, 2001................     3,507
                                                              --------
                     Cash, End of period -- March 31,
                    2001....................................  $    687
                                                              ========

See the accompanying notes to the financial statements.

                                 ACKEEOX CORP.

                         NOTES TO FINANCIAL STATEMENTS
                                 MARCH 31, 2001
                                  (UNAUDITED)

NOTE A -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

     The Company was formed on October 12, 2000 to pursue two different businesses: domestic cultivation and commercialization of akee, the national fruit of Jamaica, and the development of specialty food stores based on the Oxtails & More store in West Palm Beach, Florida pursuant to a license agreement from Oxtails Corp. Oxtails Corp. is a separate company owned by Jerold H. Kritchman and his son, Jayme A. Kritchman.

CASH AND CASH EQUIVALENTS

     The Company has a money market account at a local bank which bears interest and is shown as a cash equivalent on the balance sheet.

     For purposes of the statements of cash flows, the Company considers all highly liquid investments with a maturity of three months or less at the time of purchase to be cash equivalents.

NOTE B -- RELATED PARTY TRANSACTIONS

LICENSING AGREEMENT

     The Company entered into a licensing agreement with Oxtails Corp. on October 31, 2000 to own and operate retail stores under the name Oxtails & More in the State of Florida. This is a non-exclusive, non-assignable, non-sublicensable and nontransferable license for a period of ten years. Oxtails Corp. has the right to terminate this agreement at any time if the Company defaults on any of its debts, insurance and various reporting obligations required under the agreement.

     The Company is obligated to pay Oxtails Corp. three percent (3%) of its "net revenues". Net revenues are defined in the agreement as all gross revenues generated by the retail stores less any discounts, co-op advertising costs, sales commissions, freight, insurance and other shipping charges.

EMPLOYMENT AGREEMENTS

     The Company entered into two separate employment agreements with the owners of Oxtails Corp. (which licenses the Company's right to own and operate retail specialty food stores), Jerold H. Kritchman and his son, Jayme A. Kritchman. Jerold is to serve as President and Chief Executive Officer. Jayme is to serve as Vice-President and Chief Operating Officer. Each is to serve a three-year term, which began November 01, 2000. Neither is to receive a salary for a period of one year from the date the Company first receives proceeds from an escrow account established for the receipt of investment proceeds from an initial public offering the Company intends to make sometime in the near future (see note H). Thereafter, each officer will be entitled to receive an annual salary from the Company of fifty thousand dollars ($50,000) each per year, along with incentive bonuses. They are expected to spend one-half their normal work time managing the Company. The remainder of their time will be involved managing Oxtails Corp. Additionally, they will be entitled each year to three

                                 ACKEEOX CORP.

                                 MARCH 31, 2001
                                  (UNAUDITED)

non-consecutive, non-cumulative weeks for vacation at full pay and reimbursement for various customary business expenses including but not limited to travel and entertainment.

NOTE C -- AFFILIATED COMPANY LOAN

     On October 31, 2000, Oxtails Corp. agreed to extend a revolving line of credit to the Company and to make advances to the Company from time to time in an aggregate principal amount outstanding at any one time not to exceed eighty thousand dollars ($80,000). The Company's indebtedness under the revolving line of credit shall be evidenced by a promissory note in said amount to be executed and delivered by the Company payable to the order of the lender, Oxtails Corp. The indebtedness will bear interest at the rate of nine percent (9%) per annum. Such interest is payable monthly with the principal and any unpaid interest payable on October 31, 2001.

NOTE D -- STOCK OPTION AGREEMENT

     On October 31, 2000, the Company adopted a stock plan as a means to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive to employees, directors and consultants, and to promote the success of the Company's business. Options for 47,000 shares have been issued to seventeen optionees for five-year terms at a price exercisable for $5.00 per share. Exercise of these options will cause an immediate dilution of existing shareholder value which could be substantial depending upon the number of the then outstanding shares at the time the exercise of the options occur.

NOTE E -- GOING CONCERN

     The Company does not expect to be profitable for several years. Its ability to become profitable by then depends upon many things, not the least of which is upon its ability to successfully establish new businesses, obtain necessary advice from knowledgeable consultants in the agricultural business, adhere to strict agri-business federal, state and local laws, and avail itself of limited, suitable lands in Palm Beach County. The Company may not be able to establish new specialty stores as quickly as currently planned or as is needed to retain its license. This could result in it losing its right to continue to operate such specialty stores, leaving it solely in the akee cultivation business. If this should happen, or if it can not raise enough money in sufficient time to simultaneously open new stores, successfully lease and purchase grove land, plant, cultivate and harvest akee trees, construct and operate a canning and packaging facility, and market and sell canned products it may be required to cease operations. There is an inherent risk that the Company may never be profitable, resulting in a loss of all investment monies.

NOTE F -- OTHER INHERENT RISKS

     The Company's President and Vice President have had no experience in the agricultural business, making them heavily reliant upon the advice of third party consultants. This reliance could cause the Company to exhaust all its financial resources even before it commences business.

                                 ACKEEOX CORP.

                                 MARCH 31, 2001
                                  (UNAUDITED)

     Natural toxins in akee seeds, in its outer rind and in unripe or overripe akee, can cause the fruit to be poisonous if not handled or served correctly. Resulting health hazards range from vomiting to coma and death. As a result, the U.S. Food and Drug Administration prohibited importation of akee beginning in 1973. In July 2000, it revised its regulation to permit importation of akee from those foreign facilities meeting FDA standards and which have received FDA approval. Accordingly, today only approved facilities can be used for canning.

     The Company may be liable if the consumption of any of its food products is found to cause injury, illness or death. The Company also may be required to recall food products that become contaminated, are damaged or mislabeled. A product liability judgement against the Company or a product recall could have a material adverse effect on the Company's business, financial condition and results of operations. Although the Company intends to purchase product liability insurance, there can be no assurance that it will be obtainable at an affordable cost or that the related deductible will not be so large that its payment by the Company would not have an adverse effect on the Company.

     Severe weather conditions and natural disasters, such as freezes, frosts, floods, hurricanes, tornadoes, droughts, fires or earthquake, may affect the Company's groves and its facilities. No assurance can be given that, if such adverse weather conditions persist, akee cultivation will not be affected without consequent adverse effects on the Company's earnings potential.

     Finally, a disruption in regularly conducted business at the Company's planned manufacturing operations in Palm Beach County, Florida caused by a catastrophic event would have a material adverse effect on the Company's operations.

NOTE G -- PROVISION FOR INCOME TAXES

     No provision for income taxes is necessary because the Company sustained losses since inception for the periods ended December 31, 2000 and March 31, 2001. The net operating loss carryforwards are as follows:

For the year ended December 31, 2000........................  $17,687   Expires
in 2020
For the year ended March 31, 2001...........................  $ 4,655   Expires
in 2021

NOTE H -- SUBSEQUENT EVENT


     The Company has plans to make an initial public offering of one million (1,000,000) units sometime in the near future. Each unit will consist of one share of stock and a three-year warrant to purchase one additional share of stock at a price of $5.10 per share. There is currently no public market for the units, the common stock or the warrants. Each subscriber will be required to purchase a minimum of twenty units.


NOTE I -- DEFERRED OFFERING COSTS

     The company paid since inception $36,971 toward the costs of drafting and preparing the registration statement as related to the initial public offering of stock. Of this accumulated amount

                                 ACKEEOX CORP.

                                 MARCH 31, 2001
                                  (UNAUDITED)

$6,816 was incurred during the three months ended March 31, 2001. Upon completion of the public offering, the deferred offering costs will be reclassified and netted against the proceeds from the public offering in the shareholders' equity section of the Balance Sheet. In the event that the public offering is aborted or abandoned then the deferred offering costs will be expensed on the Statement of Income or Loss as part of operations.

             ------------------------------------------------------
             ------------------------------------------------------

                               TABLE OF CONTENTS

Prospectus Summary...................    1
Risk Factors.........................    3
Use of Proceeds......................   11
Determination of Offering Price......   12
Dilution.............................   12
Capitalization.......................   14
Legal Proceedings....................   15
Dividend Policy......................   15
Selected Financial Data..............   15
Management's Discussion and Analysis
  of Financial Condition or Plan of
  Operation..........................   16
Business.............................   18
Management...........................   25
Securities Ownership of Certain
  Beneficial Owners and Management...   27
Certain Transactions.................   27
Description of Securities............   28
Shares Eligible For Future Sale......   32
Terms of Offering....................   32
Legal Matters........................   34
Experts..............................   34
Disclosure of Commission Position on
  Indemnification for Securities Act
  Liabilities........................   34
Organization Within Last Five
  Years..............................   35
Description of Property..............   35
Additional Information...............   35
Index to Financial Statements........  F-1

     Until             , 2001 (25 days after the date of this prospectus), all
dealers effecting transactions in the registered securities, whether or not participating in this offering, may be required to deliver a prospectus.
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------

                                1,000,000 Units,
                                each comprising
                                  one Share of
                               Common Stock and a
                            Warrant to Purchase one
                             Share of Common Stock

                            ------------------------
                                   PROSPECTUS
                            -----------------------

                                August   , 2001


             ------------------------------------------------------
             ------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Bylaws limit, to the maximum extent permitted by Florida law, the personal liability of directors and officers for monetary damages for breach of their fiduciary duties as directors or officers. The Bylaws provide further that we shall indemnify to the fullest extent permitted by Florida law any person made a party to an action or proceeding by reason of the fact that such person was director, officer, employee or agent of Ackeeox. The Bylaws also provide that directors and officers who are entitled to indemnification shall be paid their expenses incurred in connection with any action, suit, or proceeding in which such director or officer is made a party by virtue of his being an officer or director of Ackeeox to the maximum extent permitted by Florida law.

     Reference is made to the following documents filed as Exhibits to this Registration Statement regarding relevant indemnification provisions described above and elsewhere herein:

DOCUMENT                                                      EXHIBIT NUMBER
--------                                                      --------------
Articles of Incorporation...................................       3.1
Bylaws......................................................       3.2

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses payable in connection with the sale of the units being registered hereby. All amounts are estimates, except the registration fee.

ITEM                                                          AMOUNT
----                                                          -------
S.E.C. registration fee.....................................  $ 2,640
Blue sky fees and expenses..................................    1,000
Printing and engraving expenses.............................    5,000
Legal fees and expenses.....................................   85,000
Auditors' fees and expenses.................................    4,500
Transfer agent and registrar fees...........................    1,000
Miscellaneous expenses......................................      360
                                                              -------
  Total:....................................................  $99,500
                                                              =======

-------------------------

 * To be determined

ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

     The following is a summary of the transactions by Ackeeox since its incorporation on October 12, 2000 involving sales of securities that were not registered under the Securities Act of 1933, as amended (the "Securities Act").

     On October 12, 2000, we sold 1,500,000 shares of our common stock to each of Jerold Kritchman and Jayme Kritchman at a price of $0.01 per share. These transactions were exempt from the registration requirements of the Securities Act of 1933 pursuant to Section 4(2) of the Securities Act.

     On November 1, 2000 we granted options to purchase an aggregate of 47,000 shares of our common stock to 17 optionees pursuant to our 2000 Stock Option
Plan: Joanne Bowe 5,000 shares, Joanist Bayonne 4,000 shares, Jean Hilner 4,000 shares, Charles Odum 4,000 shares, Harry Saint Vil 4,000 shares, Steven Daley 4,000 shares, Patrick Banton 3,000 shares, Tricia Hook 3,000 shares, Maria Alvarez 2,000 shares, Dudley Barnes 2,000 shares, George Barnes 2,000 shares, Dennis Brown 2,000 shares, Yenisell Sonnel 2,000 shares, Hugo Unrue 2,000 shares, Chris Wilson 2,000 shares, Donald Boyd 1,000 shares and Jerold Holtzman 1,000 shares. The options are exercisable at $5.00 per share through November 30, 2005, vesting in equal quarters on the first through fourth anniversaries of the grant. The options were granted for services to be rendered although none of the optionees has committed to render services to us. We estimate the value of such services at $180,000.

     On December 4, 2000 we issued a warrant to Mirkin & Woolf, P.A., as trustee for Mark H. Mirkin and Marc S. Woolf, members of the law firm, to purchase 123,711 shares of our common stock. The warrant is exercisable at $5.00 per share through November 30, 2003, vesting in increments of 30,928 shares for each million dollars in investment capital we raise. The warrant was granted for services to be rendered although the law firm is not committed to rendering services to us. We estimate the value of such services at $50,000.

     The options and the warrant were granted under Section 4(2) of the Securities Act.

ITEM 27.  EXHIBITS

     (a) Exhibits


EXHIBIT
NUMBER                                   EXHIBIT
-------                                  -------
  3.1     --   Articles of Incorporation, as amended+
  3.2     --   Bylaws+
  4.1     --   Specimen Common Stock Certificate+
  4.2     --   Warrant Agreement
  4.3     --   Specimen Warrant Certificate+
  4.4     --   Specimen Unit Certificate
  5.1     --   Opinion of Mirkin & Woolf, P.A.
 10.1     --   2000 Stock Option Plan+
 10.2     --   Employment Agreement between the Company and Jerold
               Kritchman dated October 31, 2000+
 10.3     --   Employment Agreement between the Company and Jayme Kritchman dated October 31, 2000+
 10.4     --   Escrow Agreement
 10.5     --   Credit Agreement+
 10.6     --   Retail Store Licensing Agreement between the Company and
               Oxtails Corp.+
 10.7     --   Amendment No. 1 to Retail Store Licensing Agreement+
 10.8     --   Subscription Agreement (Jerold Kritchman)+
 10.9     --   Subscription Agreement (Jayme Kritchman)+
 23.1     --   Consent of Accountants
 23.2     --   Consent of Mirkin & Woolf, P.A. (included in Exhibit 5.1)+


-------------------------

+ Previously filed

     (b) Financial Statement Schedules:  None

ITEM 28.  UNDERTAKINGS

     The undersigned hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement: (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
     (ii) To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if in the aggregate the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and (iii) To include any additional or changed material information on the plan of distribution.

          (2) For determining liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

          (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

          (4) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officer or controlling persons of the registrant, pursuant to the foregoing provisions, or otherwise, the Company has been advised that, in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, we will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     In accordance with the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of West Palm Beach, State of Florida on August 1, 2001.


                                      ACKEEOX CORP.

                                      By:      /s/ JEROLD H. KRITCHMAN
                                         ---------------------------------------
                                          Jerold H. Kritchman, President

     In accordance with the requirements of the Securities Act of 1933, this registration statement was signed by the following persons in the capacities and on the dates stated.


SIGNATURE                                                        TITLE
      DATE
---------                                                        -----
      ----

               /s/ JEROLD H. KRITCHMAN                 President, Director
 August 1, 2001
-----------------------------------------------------
                 Jerold H. Kritchman

               /s/ JAYME A. KRITCHMAN                  Executive Vice President,
 August 1, 2001
-----------------------------------------------------    Secretary, Treasurer,
                 Jayme A. Kritchman                      Director

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                                   EXHIBIT
-------                                  -------
  3.1      --  Articles of Incorporation, as amended+
  3.2      --  Bylaws +
  4.1      --  Specimen Common Stock Certificate +
  4.2      --  Warrant Agreement
  4.3      --  Specimen Warrant Certificate+
  4.4      --  Specimen Unit Certificate
  5.1      --  Opinion of Mirkin & Woolf, P.A.
 10.1      --  2000 Stock Option Plan +
 10.2      --  Employment Agreement between the Company and Jerold
               Kritchman dated October 31, 2000 +
 10.3      --  Employment Agreement between the Company and Jayme Kritchman dated October 31, 2000 +
 10.4      --  Escrow Agreement
 10.5      --  Credit Agreement +
 10.6      --  Retail Store Licensing Agreement between the Company and
               Oxtails Corp. +
 10.7      --  Amendment No. 1 to Retail Store Licensing Agreement+
 10.8      --  Subscription Agreement (Jerold Kritchman) ++
 10.9      --  Subscription Agreement (Jayme Kritchman) +++
 23.1      --  Consent of Accountants
 23.2      --  Consent of Mirkin & Woolf, P.A. (included in Exhibit 5.1) +


-------------------------

  + Previously filed
 ++ Previously filed as Exhibit 10.7
+++ Previously filed as Exhibit 10.8